Avesis Incorporated


                                OFFER TO EXCHANGE

                One Share of Class A, Senior Nonvoting Cumulative
                      Convertible Preferred Stock, Series A
                                       for
             Each Outstanding Share of Class A, Nonvoting Cumulative
                      Convertible Preferred Stock, Series 2

                              --------------------

       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
              NEW YORK CITY TIME, ON MAY 27, 1998, UNLESS EXTENDED.

         THE EXCHANGE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF
        SHARES BEING TENDERED. SEE "THE EXCHANGE OFFER -- CONDITIONS OF
                              THE EXCHANGE OFFER."
                              --------------------

         Avesis Incorporated, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular and Offer to Exchange (the "Offer to Exchange") and in the accompanying Letter of Transmittal, as they may be supplemented or amended from time to time (collectively the "Exchange Offer"), to exchange one share of Class A, Senior Nonvoting Cumulative Convertible Preferred Stock, Series A, par value $.01 (the "Series A Shares") for each outstanding share of Class A, Nonvoting Cumulative Convertible Preferred Stock, Series 2, par value $.01 (the "Series 2 Shares").

         As of the date of this Exchange Offer, the amount of unpaid dividends on the Series 2 Shares is $4.95 per share. Under the terms of the Certificate of Designation, Powers, Preferences and Rights (the "Certificate of Designation") of the Series 2 Shares, unpaid dividends accrue, without interest, and holders of Series 2 Shares are entitled to cash dividends only when, as and if declared by the Board of Directors. Under the Certificate of Designation, the Company has no obligation to redeem the Series 2 Shares and the Series 2 Shares may remain outstanding indefinitely.

         Previously, the Series 2 Shares were quoted on the NASDAQ Small-Cap Market (the "NASDAQ Small-Cap Market"). The Series 2 Shares were delisted on October 16, 1992 from trading on the NASDAQ Small-Cap Market due to a failure to satisfy the National Association of Securities Dealers, Inc. listing requirement. The Series 2 Shares are now thinly traded in the over-the-counter market and quotations are reported in the "pink sheets" published by National Quotation Bureau Inc. and via the National Association of Securities Dealers Inc.'s Electronic Bulletin Board. See "Market and Trading Information."

         As of the date of this Offer to Exchange, 388,180 Series 2 Shares are outstanding. Executive officers and directors beneficially own 109,478 Series 2 Shares (representing approximately 28% of the outstanding Series 2 Shares), and 1,031,448 shares of Common Stock (representing approximately 26% of the Common Stock presently outstanding). In addition, the directors and executive officers own options and warrants for 2,980,750 Shares of Common Stock, representing approximately 59% of the outstanding shares of Common Stock assuming complete exercise of the options and warrants, which have exercise prices from $.40 to $.48 per share. All the directors and executive officers have advised the Company that they intend to tender all of their Series 2 Shares pursuant to the Exchange Offer. See "Management." Holders of Series 2 Shares tendered and accepted for exchange will not receive any separate payment in respect of accrued dividends.

         The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof and under certain state law exemptions. The Company will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Series 2 Shares. Regular employees of the Company, who will not receive additional compensation therefor, may provide information to holders of the Series 2 Shares concerning the Exchange Offer.

         The Company has made no arrangements and has no understanding with any independent dealer, salesman or other person regarding the solicitation of tenders hereunder. No person has been authorized by the Company to give any information or to make any representation in connection with the Exchange Offer other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized. The delivery of this Offer to Exchange shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

         The Exchange Offer is being made to all holders of Series 2 Shares in the states of Arizona, California, Colorado, Connecticut, Florida, Maryland, New Jersey, New York and Tennessee. These are all the states where a holder of Series 2 Shares is known by the Company to reside. The Company is not aware of any state where a shareholder resides and the making of the Exchange Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Exchange Offer or a shareholder residing in a state other than listed above, the Company will make a good faith effort to comply with such statute and regulations. If, after such good faith effort, the Company cannot comply with such statute, the Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Series 2 Shares in such state.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE EXCHANGE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SERIES 2 SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SERIES 2 SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

SUMMARY OF THE EXCHANGE OFFER.................................................1

THE COMPANY...................................................................5

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER....................................5

CERTAIN EFFECTS ON NON-TENDERING HOLDERS......................................6

NO RECOMMENDATION BY BOARD OF DIRECTORS.......................................6

INTENTION OF DIRECTORS AND EXECUTIVE OFFICERS.................................6

ACCEPTANCE BY SHAREHOLDERS NOT MANDATORY......................................7

BACKGROUND AND PURPOSES OF THE EXCHANGE OFFER; CERTAIN EFFECTS
     .........................................................................7

RISK FACTORS.................................................................11

BUSINESS ....................................................................13

PRO FORMA UNAUDITED CONSOLIDATED
     AVESIS INCORPORATED FINANCIAL STATEMENTS................................20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................23

MARKET AND TRADING INFORMATION...............................................26

PROPERTIES...................................................................28

LEGAL PROCEEDINGS............................................................28

MANAGEMENT...................................................................29

THE EXCHANGE OFFER...........................................................33

DESCRIPTION OF CAPITAL STOCK.................................................41

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS....................................44

ADDITIONAL INFORMATION.......................................................48

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................49

ANNEX A  Certificate of Designation for the Series A Shares.................A-1

ANNEX B  Form 10-KSB for year ended May 31, 1997............................B-1

                          SUMMARY OF THE EXCHANGE OFFER

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, contained elsewhere or incorporated by reference in this Offer to Exchange. Capitalized terms used and not defined in this summary have the respective meanings ascribed to them elsewhere in this Offer to Exchange.


The Exchange Offer...............   One   Series  A  Share  will  be  issued  in
                                    exchange for each  tendered  Series 2 Share.
                                    There   are   388,180    Series   2   Shares
                                    outstanding.  All  directors  and  executive
                                    officers  have   indicated  that  they  will
                                    tender all of their Series 2 Shares.

Series A Shares and
 Series 2 Shares.................   Each  share of the  Series A Shares  will be
                                    convertible  into ten (10)  shares of Common
                                    Stock and have a $3.75 liquidation amount. A
                                    Series  2  Share  is  convertible  into  2.5
                                    shares  of  Common   Stock  and  has  a  $10
                                    liquidation amount. The Series A Shares have
                                    an annual  dividend rate of $.3375 per share
                                    and the  Series  2  Shares  have  an  annual
                                    dividend rate of $.90.  Both Series A Shares
                                    and Series 2 Shares have  cumulative  rights
                                    to  dividends.   Assuming  all   outstanding
                                    Series  2  Shares  are   exchanged   in  the
                                    Exchange Offer, the Series A Shares would be
                                    convertible  into  approximately  29% of the
                                    Common Stock that would be outstanding after
                                    the exercise of all outstanding  options and
                                    warrants.  The  outstanding  Series 2 Shares
                                    are currently convertible into approximately
                                    9% of the outstanding Common Stock after the
                                    exercise  of  all  outstanding  options  and
                                    warrants. The Series A Shares will be senior
                                    in   rights   to   annual    dividends   and
                                    redemptions  to any  Series  2  Shares  that
                                    remain outstanding after the Exchange Offer.
                                    Under   the   Certificate   of   Designation
                                    (attached  as  Annex  A) for  the  Series  A
                                    Shares,  no  dividends  may be  paid  on the
                                    Series 2 Shares or the  Common  Stock  until
                                    the  Series  A  Shares  have   received  all
                                    current  and  cumulative  dividends  and the
                                    earliest  of  any of  the  following  events
                                    occur (i) every  outstanding share of Series
                                    A  Shares  has  been   either   redeemed  or
                                    converted, (ii) any time after May 31, 2005,
                                    or (iii) the
                                    first day of any fiscal year  following  two
                                    consecutive   fiscal   years  in  which  the
                                    Company  had net income and net cash flow in
                                    each year in excess of $1.5  million and the
                                    Company's  tangible net equity at the end of
                                    the  second  fiscal  year  is  at  least  $5
                                    million.  Redemption  of the Series A Shares
                                    can only occur (i) when the Common  Stock is
                                    quoted on an exchange  (over a 30 day period
                                    prior to the  notice of  redemption)  or, if
                                    not quoted on an exchange or Nasdaq,  valued
                                    by the  Company  at $.75 or more per  share,
                                    (ii) any date after May 31,  2005,  or (iii)
                                    the first day of any fiscal  year  following
                                    two  consecutive  fiscal  years in which the
                                    Company  had net income and net cash flow in
                                    each year in excess of $1.5  million and the
                                    Company's  tangible net equity at the end of
                                    the  second  fiscal  year  is  at  least  $5
                                    million. See "Description of Capital Stock."

Conditions to Exchange
  Offer..........................   The Exchange Offer is not conditioned on any
                                    minimum number of shares being tendered. See
                                    "The Exchange Offer -- Conditions" for a statement of the conditions to the Company's obligation to accept the Series 2 Shares tendered pursuant to the Exchange Offer.

Dividends........................   Dividends have not been paid on the Series 2
                                    Shares since  September 1992. As of the date
                                    of this  Offer to  Exchange,  the  amount of
                                    unpaid  dividends  on the Series 2 Shares is
                                    $4.95 per share.  HOLDERS OF SERIES 2 SHARES
                                    ACCEPTED FOR  EXCHANGE  WILL NOT RECEIVE ANY
                                    DIVIDEND   PAYMENT   IN  RESPECT  TO  UNPAID
                                    DIVIDENDS. NO SEPARATE PAYMENT IS BEING MADE
                                    IN RESPECT OF UNPAID  DIVIDENDS  ON SERIES 2
                                    SHARES. See "The Exchange Offer -- Dividends on Series 2 Shares."

Expiration Date..................   The "Expiration  Date" of the Exchange Offer
                                    will be 5:00 P.M.,  New York City  time,  on
                                    May 27, 1998,  unless the Exchange  Offer is
                                    extended, in which case the term "Expiration
                                    Date"  shall  mean the time on the last date
                                    to which  the  Exchange  Offer is  extended.
                                    References  herein to the  "last  Expiration
                                    Date"  shall  refer  to the time on the last
                                    date  to  which   the   Exchange   Offer  is
                                    extended.   See  "The   Exchange   Offer  --
                                    Expiration Date; Extensions; Amendments."

 How To Tender in the
  Exchange Offer.................   A holder  electing to tender Series 2 Shares
                                    in the  Exchange  Offer  should  either  (a)
                                    complete and sign the Letter of Transmittal,
                                    have the signatures thereon  guaranteed,  if
                                    required,  and mail or deliver the Letter of
                                    Transmittal  with  the  stock   certificates
                                    representing  the  tendered  Series 2 Shares
                                    and  any  other  required  documents  to the
                                    Exchange  Agent at the  address set forth on
                                    the cover page of the Letter of Transmittal,
                                    or (b)  effect a tender  of  Series 2 Shares
                                    pursuant to the  procedures  for  book-entry
                                    transfer  as set forth  under "The  Exchange
                                    Offer  -- How  to  Tender  in  the  Exchange
                                    Offer," or (c) request  his broker,  dealer,
                                    commercial  bank,  trust  company  or  other
                                    nominee to effect the  transaction  for him.
                                    Holders  will  not be  obligated  to pay the
                                    Company   any   brokerage   commissions   in
                                    connection with the Exchange Offer. Tendered
                                    Series 2 Shares may
                                    be  withdrawn  at  any  time  prior  to  the
                                    Expiration   Date  and,  if  not   otherwise
                                    accepted for exchange by the Company, at any
                                    time after June 22, 1998.  See "The Exchange
                                    Offer -- Withdrawal of Tenders."
Acceptance of Series 2
  Shares and Delivery
  of Series A Shares.............   Subject to the satisfaction or waiver of all
                                    conditions  of  the  Exchange   Offer,   the
                                    Company  will accept for exchange all Series
                                    2 Shares validly tendered on or prior to the Expiration Date. The Company anticipates that the Series A Shares stock certificates will be delivered in exchange for the Series
                                    2 Shares accepted in the Exchange Offer promptly after acceptance on the Expiration
                                    Date. See "The Exchange Offer -- General."

Risk Factors.....................   Prior to tendering  shares,  holders  should
                                    consider the factors set forth under the section captioned "Risk Factors."

Federal Income Tax
  Considerations.................   For a discussion of certain  Federal  income
                                    tax  consequences  of the Exchange  Offer to
                                    tendering  holders and to the  Company,  see
                                    "Certain Federal Income Tax Considerations."
                                    For holders who tender some,  but not all of
                                    their Series 2 Shares in the Exchange  Offer
                                    or who  hold  Common  Stock in  addition  to
                                    their  Series  2  Shares,   there  could  be
                                    certain adverse tax consequences associated with the Exchange Offer.

Common Stock.....................   There are 20,000,000  shares of Common Stock
                                    authorized for issuance,  of which 4,021,126
                                    shares  are issued  and  outstanding  on the
                                    date of this Offer to Exchange. In addition,
                                    options  and  warrants  to  acquire up to an
                                    additional  5,290,000 shares of Common Stock
                                    are   outstanding.   There  are   12,000,000
                                    authorized shares of Preferred Stock, of which 388,180 shares of Series 2 Shares are issued and outstanding. See "Description of Capital Stock."


Market and
  Trading Information............   The Series 2 Shares were quoted in the "pink
                                    sheets" on April 21, 1998 at a bid price of $1.125 per Series 2 Share and a $2.625 ask price per Series 2 Share and the bid and ask price of the Common Stock was $.1875 and $.28125, respectively. There is no existing market for the Series A Shares and there can be no assurance that a market will develop.
                                    IF  AVAILABLE,  SHAREHOLDERS  ARE  URGED  TO
                                    OBTAIN CURRENT  INFORMATION  WITH RESPECT TO
                                    THE MARKET PRICES AND TRADING VOLUMES OF THE
                                    COMMON  STOCK AND THE  SERIES 2 SHARES.  See
                                    "Market and Trading Information."

Exchange Agent;
  Further Information............   Continental  Stock  Transfer & Trust Company
                                    has been appointed as Exchange Agent for the
                                    Exchange  Offer.   Requests  for  additional
                                    copies of this Offer to Exchange, the Letter
                                    of  Transmittal   or  any  other   documents
                                    furnished herewith should be directed to the
                                    Exchange  Agent at its address and telephone
                                    number   set   forth   on  the   Letter   of
                                    Transmittal.    For   further    information
                                    concerning the Exchange Offer,  contact Joel
                                    Alperstein, Treasurer, Avesis Incorporated at 1-800-522-0258, Extension 204.

                                   THE COMPANY

         Avesis Incorporated, a Delaware corporation (the "Company"), markets and administers vision, hearing, dental and chiropractic managed care and discount programs nationally. The programs are designed to enable participants who are enrolled through various sponsoring organizations, such as insurance carriers, Blue Cross/Blue Shield organizations, corporations, unions and various associations, to realize savings on the purchase of products and services through networks of providers such as ophthalmologists, optometrists, opticians, hearing specialists, dentists and chiropractors. See "Business."

         The principal executive offices of the Company are located at 3724 North Third Street, Suite 300, Phoenix, Arizona 85012; telephone number (602) 241-3400 or 1-800-522-0258.

                   PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

         The purposes of the Exchange Offer are to eliminate or significantly reduce the number of Series 2 Shares outstanding with the arrears of unpaid dividends and to allow holders to participate in the potential growth of the Company through convertibility of the Series A Shares received in the Exchange Offer into Common Stock at much more favorable terms than existing under the current terms of the Series 2 Shares. Under the terms of the Certificate of Designation, the Series 2 Shares are entitled to an annual cumulative cash dividend of $.90. Dividends on the Series 2 Shares, including accrued and unpaid dividends (currently in the amount of $4.95 per share), reduce the Company's net income applicable to the Common Stock for financial reporting purposes. The Exchange Offer is intended to reduce or eliminate the arrearage and establish a senior class of preferred stock with a reduced dividend rate and liquidation amount. The Company at its current level of profits and cash flow anticipates paying dividends on the Series A Shares in a timely manner. The Company believes that the elimination or reduction in the number of outstanding Series 2 Shares resulting from the Exchange Offer will provide a number of benefits to the Company and holders of Common Stock and Series 2 Shares. See "Background and Purposes of the Exchange Offer; Certain Effects -- Purposes and Effects of the Exchange Offer."

         Under the Certificate of Designation, the Company may not declare or pay dividends on the Series 2 Shares (but dividends will continue to accrue) until all dividends on Series A Shares have been paid and the earliest of the following occurs (i) all of the Series A Shares have been redeemed or converted,
(ii) any day after May 31, 2005, or (iii) the first date of any fiscal year following two consecutive fiscal years in which the Company had net income and net cash flow in each year in excess of $1.5 million and the Company's tangible net equity at the end of the second fiscal year is at least $5 million. Unless the Series A Shares are redeemed or converted (see "Description of Capital Stock" for discussion on the limits), it is likely that holders of Series 2 Shares will not receive dividends for the foreseeable future. Subject to profitability and other factors, the Company does intend to pay semi-annual dividends on Series A Shares. The Company believes its current earnings and cash position are likely to be sufficient to pay the annual dividend rate of $.3375 per Series A Share (totaling approximately $131,000 per year, if all Series 2 Shares are tendered in the Exchange Offer).

                    CERTAIN EFFECTS ON NON-TENDERING HOLDERS

         The Series 2 Shares are currently registered under the Securities Exchange Act of 1934 (the "Exchange Act"). Under applicable law, the Company could terminate the registration of Series 2 Shares under the Exchange Act at any time when there are fewer than 300 record holders thereof. As of April 20, 1998, there were 33 record holders of the Series 2 Shares. The Company does not intend to register the Series A Shares under the Exchange Act, but it does intend to continue the registration of the Common Stock. The Company believes that holders of Series 2 Shares who had freely tradeable Series 2 Shares may freely trade the Series A Shares they receive in the Exchange Offer. There can, however, be no assurance that a public market will develop for the Series A Shares. Affiliates, which will include executive officers and directors, may resell only in compliance with the provisions of Rule 144 promulgated under the Securities Act. As a consequence, holders of Series A Shares will be subject to the same restrictions, if any, applicable to the Series 2 Shares.

         The Series 2 Shares and the Series A Shares generally have no voting rights. Under Delaware law, however, the affirmative vote of the holders of at least a majority of the outstanding Series 2 Shares and the Series A Shares, voting as a separate class, is required for any amendment to the Company's Certificate of Incorporation that would adversely affect the rights and preferences of the Series 2 Shares and the Series A Shares, respectively. No amendment or vote is necessary for the Company to create and issue a class of preferred stock senior to the Series 2 Shares.

                     NO RECOMMENDATION BY BOARD OF DIRECTORS

         The Board of Directors of the Company has approved the Exchange Offer. However, neither the Company nor its Board of Directors makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares. Each shareholder must make the decision whether to tender shares and, if so, how many shares should be tendered.

                  INTENTION OF DIRECTORS AND EXECUTIVE OFFICERS

         All of the Company's directors and executive officers, who in the aggregate beneficially own 109,478 Series 2 Shares, have advised the Company that they intend to tender all of their Series 2 Shares pursuant to the Exchange Offer.

                    ACCEPTANCE BY SHAREHOLDERS NOT MANDATORY

         Series 2 Shares shareholders are free to exchange all, some, or none of their Series 2 Shares for Series A Shares in the Exchange Offer and may tender all or some of their Series 2 Shares by properly completing and delivering a Letter of Transmittal, together with the stock certificates representing their Series 2 Shares, to the Exchange Agent. No vote of the Series 2 Shares shareholders is required in connection with the Exchange Offer and no appraisal rights under Delaware law apply to the Exchange Offer. Shareholders who tender some, but not all, of their Series 2 Shares or who hold Common Stock and tender their Series 2 Shares should consider the possible adverse tax consequences arising from the Exchange Offer. See "Certain Federal Income Tax Considerations."

         BACKGROUND AND PURPOSES OF THE EXCHANGE OFFER; CERTAIN EFFECTS

Series 2 Shares Arrearages

         As of the date of this Offer to Exchange, the amount of accrued and unpaid dividends on the Series 2 Shares is $4.95 per share. Under the terms of the Certificate of Designation of the Series 2 Shares, unpaid dividends accumulate or accrue, without interest, and holders of Series 2 Shares are entitled to cash dividends only when, as and if declared by the Board of Directors. Under the Certificate of Designation, the Company has no obligation to redeem the Series 2 Shares and the Series 2 Shares may remain outstanding indefinitely.

Purposes and Effects of The Exchange Offer

         A primary purpose of the Exchange Offer is to eliminate or significantly reduce the number of Series 2 Shares outstanding in order to reduce or eliminate the dividend arrearage and the substantial after-tax cost of dividends at $.90 per share of the Series 2 Shares. In light of the Company's February 28, 1998 net shareholder equity of approximately $727,000 and estimated 1998 fiscal year earnings of approximately $240,000, the Company does not believe it could generate sufficient cash to redeem in the foreseeable future the Series 2 Shares with the current aggregate liquidation amount of $3,881,800, current accrued (but unpaid) dividends totaling $1,921,491, and annual dividends accumulating at $349,362 per year. Consequently, the Company believes it is advisable to offer shareholders a chance to modify the preferred capital structure of the Company through this Exchange Offer.

         The Series 2 Shares were originally designed to provide participation with the Common Stock through the convertibility feature. The Company's past losses, dividend arrearage, and the low trading price of its Common Stock have adversely impacted the value of the Series 2 Shares. Based upon the current "pink sheet" or "electronic bulletin board" bid prices of Common Stock and the Series 2 Shares on April 21, 1998 of $.1875 and $1.125, respectively, the Company believes the Common Stock may have little trading value in any market unless the Company can exchange, convert or redeem the outstanding Series 2 Shares. As described above, the Company does not have sufficient cash to redeem the Series 2 Shares. Consequently, the Company decided to proceed with the Exchange Offer to restore a realistic convertibility rate to the outstanding preferred stock and a lower liquidation amount (reflecting the past losses and present net equity) and thereby strive to link the interests of the current holders of outstanding preferred stock to those of holders of the Common Stock. This may benefit the holders of the Common Stock, though not necessarily at the expense of the holders of the Series 2 Shares. The Series 2 Shares have a $10 liquidation amount and the Series A Shares have a $3.75 liquidation amount.

         At the April 21 bid price of $.1875 per share for Common Stock, conversion into ten shares produces a derived value of $1.875 for each Class A Share, a 67% premium above the current $1.125 bid price for Series 2 Shares. While the Series 2 Shares have a liquidation value of $10 per share, the Series A Shares have a $3.75 liquidation amount. The Company established the lower liquidation amount on the Series A Shares to reduce the amount due to preferred shareholders in the event of a liquidation to a more realistic amount given the Company's past losses and present net equity position. The Series A Shares will accrue preferential dividends at the rate of $.3375 per annum, and, at current income levels, the Company currently anticipates paying those annual dividends on a semi-annual basis as they accrue.

         The Series A Shares will have senior rights over the Common Stock and Series 2 Shares. Under the terms of the Certificate of Designation, the Series 2 Shares are entitled to a cumulative cash dividend of $.90 per annum.

         In determining the terms of the Series A Shares, the Company also considered that the Common Stock and the options to acquire Common Stock currently have minimal value because of the Series 2 Shares dividend arrearage and $10 liquidation amount. The Company concluded that it was advisable to offer holders a senior security with no dividend arrearage and lower annual dividend and liquidation amount, but significantly higher conversion value in this Exchange Offer as a method of adjusting its capitalization.

         At the time of issuance of Series 2 Shares, there were two other outstanding classes of Preferred Stock of the Company: one class with senior rights and another class with junior rights as compared to the Series 2 Shares. As of the date of this Offer to Exchange, only Common Stock and Series 2 Shares are outstanding. As allowed by Delaware law and the Company's Certificate of Incorporation, the Company has now established the new senior Series A Shares, which are senior to the Series 2 Shares and have more favorable convertibility terms, senior liquidation rights, and senior dividend rights in an effort to offer holders an incentive to exchange their Series 2 Shares, which have per share dividend arrearages in the amount of $4.95, a higher annual dividend rate ($.90 annually) and a higher liquidation amount ($10).

         The following is a summary of the certain factors that should be considered by holders of Series 2 Shares in deciding whether to tender.

         Advantages The Company believes that the elimination or reduction in the number of outstanding Series 2 Shares resulting from the Exchange Offer will provide a number of benefits to the Company and holders of Common Stock and Series 2 Shares, including the following:

         1. Equity. By offering holders of Series A Shares conversion at the rate of 10 shares of Common Stock for each share of Series A Shares held, as opposed to only 2.5 shares for each share of Series 2, the Company is providing the holders with an opportunity to participate in the potential long-term appreciation of the Company's business, which the Company expects will be enhanced by the change in its capital structure and increased financial flexibility as a result of the consummation of the Exchange Offer. The holders of the Series A Shares will gain greater voting rights by converting their Series A Shares for Common Stock as compared to conversion of Series 2 Shares.

         2. Priority of the Series A Shares. Holders of the Series A Shares will have priority for dividends, liquidation and, if applicable, redemption payments over holders of the Series 2 Shares. Until at least June 1, 2005 or until the Company increases its annual earnings approximately 6.25 times its current estimated fiscal year 1998 earnings and its net equity is approximately 6.9 times its net equity at February 28, 1998, all Series A Shares must be redeemed or converted before any dividends can be declared for Series 2 Shares. It is anticipated that current dividends of $.3375 per share per annum will be paid on the Series A Shares. No dividends have been paid on the Series 2 Shares for the past five years, and it is likely that none will be declared or paid on the Series 2 for the foreseeable future.

         3. Possible Use of Common Stock for Acquisitions. The Company from time to time has considered acquiring other companies in closely related fields and funding the acquisition through issuance of Common Stock. In the past, shareholders of possible targets have refused to proceed with an acquisition to be accomplished through use of Common Stock because the Common Stock was viewed as less favorable due to the dividend arrearage and larger liquidation
preference  of  the  Series  2  Shares.   No  current   acquisitions  are  under
consideration, and there can be no assurances that upon completion of the Exchange Offer acquisitions will be completed or successful.

         Disadvantages. The Company believes that completion of the Exchange Offer will result in the following disadvantages for current holders of Series 2 Shares.

         1. Preferred Stock Dividends. The annual dividend rate on the Series A Shares is $.3375 per share compared to the annual $.90 dividend rate on the Series 2 Shares. Under the Company's Certificate of Designation (attached as Annex A), payment of dividends on the Series 2 Shares is subordinate to the payment of dividends and redemption of the Series A Shares. A holder who exchanges will also lose any rights to accrued, but unpaid, dividends, currently totaling $4.95 per share.

         2. Continued Risks Associated with Subordinate Equity Position. In the event of liquidation, dissolution or winding up in bankruptcy of the Company, holders of the Series 2 Shares who elect not to exchange them in the Exchange Offer would be entitled to share in the assets of the Company only after satisfying the prior claims of all creditors and holders of any senior equity, including the Series A Shares. There may not be any assets remaining for distribution to holders of the Series 2 Shares (which has a $10 liquidation amount, plus accrued but unpaid dividends) after senior claims, including the Series A Shares (which have a $3.75 liquidation amount plus any accrued but unpaid dividends), are satisfied. If the Company were to have been liquidated at its net book value as of February 28, 1998, the Series 2 Shares would have received a total of $1.87 per share, notwithstanding their liquidation preference of $14.95 per share. If at least 193,891 Series 2 Shares had been exchanged for Series A Shares and the Company was liquidated at its February 28, 1998 book value, the liquidation preference of $3.75 per Series A Share would reduce the liquidation amount of the remaining Series 2 Shares to zero.

         3. Dilution. Each share of Series A Shares is initially convertible into 10 shares of Common Stock while each share of Series 2 Shares is convertible into 2.5 shares of Common Stock. As a result and assuming full conversion, there is a greater dilution of Common Stock to the Company of approximately 20% of the current fully diluted outstanding shares.

         4. Tax Consequences. Holders of Series 2 Shares who also own Common Stock or who elect to exchange only part of their Series 2 Shares in the Exchange Offer for Series A Shares may have the Series A Shares classified as "Section 306 Stock." If the stock of the Company is "Section 306 Stock" and no exemptions apply, some or all of the proceeds upon the sale of stock in the Company, depending on the circumstances, could be taxed at ordinary income levels and losses could be disallowed. Furthermore (and while the Company does not believe it likely), if the Company, as of the issue date of the Series A Shares, was more likely than not to exercise its redemption rights with respect to the Series A Shares and certain other conditions were present, the Exchange Offer could result in the recognition of gain or loss or be treated as a dividend. See "Certain Federal Income Tax Considerations."

         The foregoing is not intended to be a complete comparison of the Series A Shares and the Series 2 Shares and is qualified by reference to the complete terms and conditions of the Offer to Exchange. Holders are urged to review carefully the complete terms and conditions set forth herein as well as other information included in this Offer to Exchange. See "Risk Factors" and "Description of Capital Stock."

         Rule 13e-4 under the Exchange Act prohibits the Company from making any purchases of Series 2 Shares, other than pursuant to the Exchange Offer, until at least 10 business days after the Expiration Date. Any Series 2 Share purchases the Company may choose to make may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Exchange Offer. Any possible future purchases by the Company will depend on numerous factors, including the market price, the results of the Exchange Offer, the Company's business and financial condition and general economic and market conditions.

         The maximum number of Series A Shares offered for exchange by the Company in the Exchange Offer is 388,180 shares. Should all of those Series A Shares be converted into Common Stock, they would represent approximately 29% of the shares of Common Stock which would then be outstanding after giving effect to the conversions and assuming the exercise of all outstanding common stock equivalents, without regard to how many shares could be retired by use of the proceeds which would accrue to the Company from the exercise of all of its outstanding options and warrants.

         Certain Effects on Non-Tendering Holders
         ----------------------------------------

         The Series 2 Shares are currently registered under the Exchange Act. Under applicable law, the Company could apply to the Securities and Exchange Commission to terminate the registration of Series 2 Shares under the Exchange Act. The Company has no present intention to terminate their registration.

         Series A Shares issued for exchange in the Exchange Offer, issued pursuant to the Section 3(a)(9) exemption in the Securities Act, will not be registered under the Exchange Act, but the Company intends to maintain the registration of Common Stock. The Company believes that holders of Series 2 Shares who had freely tradeable Series 2 Shares may freely trade the Series A Shares they receive. Affiliates, which will include executive officers and directors, may resell only in compliance with the provisions of Rule 144 promulgated under the Securities Act. As a consequence, holders of Series A Shares will be subject to the same restrictions, if any, applicable to the Series 2 Shares.

         The Series 2 Shares and Series A Shares have no voting rights, except as required under Delaware law. Under Delaware law the affirmative vote of the holders of at least a majority of the outstanding shares of any class (including the Series 2 Shares and Series A Shares, voting as separate classes) is required for the authorization of changes, by amendment to the Company's Certificate of Incorporation or otherwise, to the terms and provisions of the class so as to adversely affect the rights and preferences of the class. See "Description of Capital Stock." This Exchange Offer does not result in any changes to the Company's Certificate of Designation, other than the creation of the Series A Shares.

No Recommendation by Board of Directors

         The Board of Directors of the Company has approved the Exchange Offer. However, neither the Company nor its Board of Directors makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares. Each shareholder must make the decision whether to tender shares and, if so, how many shares should be tendered.

                                  RISK FACTORS

         The Series A Shares being offered hereunder are speculative. Prospective holders who tender should be aware that the purchase of such securities involves a high degree of risk. The following risks, among others set forth in the Offer to Exchange, should be carefully considered by prospective investors.

         Risks Associated with Dividend Rights. The payment of dividends on the Company's Series A Shares and Series 2 Shares is subject to the availability of current earnings or surplus as those terms are defined under applicable Delaware law. The Company estimates that it will have approximately $240,000 in current earnings for the fiscal year ending May 31, 1998 and intends to pay the $.3375 per share annual dividends on the Series A Shares, but under the Certificate of Designation may not pay dividends on the Series 2 Shares until it has paid all dividends on the Series A Shares and (i) all of the Series A Shares have been redeemed or converted (ii) any time after May 31, 2005 or (iii) certain income, cash flow, and net equity targets are met. The Series A Shares can only be redeemed by the Company if the price of Common Stock is $.75 or more per share or any time after May 31, 2005 or if certain net income, cash flow, and net equity targets are met. See "Purposes and Effects of the Tender Offer."

         No Assurance of Dividends. Although the lower annual dividend rate and absence of an accumulated dividend arrearage on the Series A Shares may make it more likely that the Company will be able to pay and actually will declare and pay future dividends as they accrue on the Series A Shares, and although Company management has expressed a present intention to pay dividends on the Series A Shares as the dividends accrue, there is no assurance that the Company will be able to pay or have sufficient income to pay any future dividends. The Company's estimated income for fiscal year 1998, which is not subject to income tax because of the Company's net loss carry forward, is only 1.83 times the annual amount of Series A Shares aggregate dividends requirement (if all Series 2 Shares are exchanged). Further, the loss of any of the Company's three major clients could reduce income significantly and make it difficult for the Company to have sufficient cash to declare and pay dividends. Therefore, there is a risk that a shareholder who exchanges Series 2 Shares for Series A Shares in the Exchange Offer might not receive more dividends than a shareholder who does not exchange any Series 2 Shares.

         Risks in the Event of Liquidation. In the event of a liquidation of the Company and after payment of all amounts owing to creditors, holders of Series A Shares will receive up to $3.75 per share and any accrued but unpaid dividends, if any, before holders of Series 2 Shares are entitled to any proceeds. Thereafter, holders of Series 2 Shares will receive $10.00 per share and any accrued but unpaid dividends, if any, before holders of Common Stock are entitled to any payment. Thus, in the event of a liquidation of the Company, a shareholder who has exchanged Series 2 Shares for Series A Shares will be more likely to receive some payment, but will be limited to a smaller liquidation payment, than a shareholder who does not exchange any Series 2 Shares. Based upon the Company's February 28, 1998 book value, if the Company was liquidated at the net book value amount, only $1.87 per Series A Share would be available to holders, all of which would be liquidation amounts belonging to holders of Series A Shares, provided 193,891 Series 2 Shares were exchanged in the tender offer (directors and officers have committed to exchange 109,478 Series 2 Shares).

         Potential Claims Regarding Exchange Offer. Although the Company has no knowledge or notice of any potential claims or litigation regarding the Exchange Offer, it is possible that shareholders or others may allege that the Exchange Offer is unfair and may seek to prevent the Exchange Offer, or to obtain money damages as a result of the Exchange Offer, in a legal action in court or otherwise. In such event the Company has the right (but no obligation) to cancel or terminate the Exchange Offer. Any litigation expenses, losses or damages paid by the Company in connection with the Exchange Offer would reduce the Company's resources available for other purposes, including dividends on Series A Shares or Series 2 Shares.

         Dependence Upon Obtaining New Members. The Company's financial condition is dependent upon increasing the number of members participating in the Company's benefit plans and using the Company's services. There can be no assurances that new members can be enrolled and/or retained in the Company's programs and that the Company will be able to maintain or improve upon the current level of profitability. See "Business."

         Dependence On Certain Sponsors. Three of the Company's Sponsors accounted for an aggregate of 46% of the Company's revenue during the fiscal year ended May 31, 1997. The loss of any of these Sponsors would have a material adverse effect on the Company. See "Business."

         Regulation. The delivery of healthcare products and services is subject to extensive federal, state and local regulation. New interpretation of current or future statutes or regulations could have a material adverse effect on the conduct, growth, or profitability of the Company's business. See "Business."

         Conflict of Interest. As a result of tenders in the Exchange Offer it is possible that the Common Stock may increase in value. Executive officers and directors own 28% and 26% of the Series 2 Shares and Common Stock, respectively, and hold options and warrants to acquire an additional 2,980,750 Shares of the Common Stock (or 59% of the outstanding shares of Common Stock, assuming full exercise of the options and warrants). If all Series 2 Shares were exchanged for Series A Shares, the pro forma earnings per share of Common Stock increase from 2(cent) per share loss to 2(cent) per share gain for the nine months ended
February 28, 1998. This earnings per share increase may increase the market value or trading price of the Common Stock. In authorizing the Exchange Offer and establishing the terms of the Series A Shares, directors faced conflicts of interest in formulating the Exchange Offer and establishing the terms of the Series A Shares, including eliminating the dividend arrears and reducing the annual rate for preferred dividends that must be paid before any dividends on the Common Stock, and in establishing the conversion ratio into Common Stock. See "Management."

         Tax Considerations. Holders of Series 2 Shares who also own Common Stock or who elect to exchange only part of their Series 2 Shares for Series A Shares may have the Series A Shares classified as "Section 306 Stock." If the stock of the Company is "Section 306 Stock" and no exemptions apply, some or all of the proceeds for the sale of stock in the Company, depending on the circumstances, could be taxed at ordinary income levels and losses could be disallowed. Furthermore, if the Company, as of the issue date of the Series A Shares, was more likely than not to exercise its redemption rights with respect to the Series A Shares and other conditions were present, the exchange of Series 2 Shares for Series A Shares could result in the recognition of gain or loss or be treated as a dividend. See "Certain Federal Income Tax Considerations."

         No Market For the Series A Shares, Series 2 Shares or Common Stock. Except for trading of Series 2 Shares and Common Stock in the "pink sheets" or "electronic bulletin board," no public market currently exists and no assurances can be given that any active market will develop upon completion of this Exchange Offer. The Company currently does not qualify to obtain or maintain a Nasdaq listing or a listing on any other securities exchange.

         Control By Management. 26% of the outstanding Common Stock and 28% of the Series 2 Shares are currently held by directors and executive officers of the Company. In addition, officers and/or directors hold options or warrants to acquire an additional 2,980,750 shares of Common Stock that would be outstanding after the exercise thereof, giving them approximately 59% of the total. As a consequence, management will continue to be able to exert influence over the Company's policies after completion of the Exchange Offer. See "Management."

         No Dividends on Common Stock or Series 2 Shares. The Company has never paid any dividends on its Common Stock and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Based upon current profitability, the Company does intend to pay dividends on the Series A Shares as such dividends accrue, but at current operating levels and pursuant to the Certificate of Incorporation does not believe it will be able to declare and pay dividends on the Series 2 Shares for the foreseeable future.

                                    BUSINESS

General

         The Company nationally markets and administers vision, hearing, dental and chiropractic managed care and discount programs ("Programs"). These programs are designed to enable participants ("Members") who are enrolled through various Sponsoring organizations, such as insurance carriers, Blue Cross/Blue Shield organizations, corporations, unions and various associations ("Sponsors"), to realize savings on purchases of products and services through networks of providers such as: ophthalmologists, optometrists, opticians, hearing specialists, dentists and chiropractors ("Providers"). The Company formerly operated a pharmaceutical discount program.

         Administration fees and provider fee revenue have been derived from the product lines in the following proportions:

                                                 Nine Months           Fiscal Years Ended May 31,
                                                    Ended              -------------------------
                                               February 28, 1998         1997              1996
                                               -----------------         ----              ----
         Vision and Hearing Programs                    81%               69%               68%
         Dental Program                                 19%               31%               31%
         Chiropractic Program                             0%               0%                0%
         Pharmaceutical Program1                          0%               0%                1%

Vision Program

         The Company offers provider networks and administrative services for group vision programs. Its Vision Program is designed to provide savings by reducing the cost of eye examinations and materials (frames, eyeglass lenses and contact lenses).

         Under the Company's Vision Program, a Member is entitled to discounted pricing for eye examinations and the purchase of eyewear at network Provider locations. The Member is fully responsible for paying the Provider unless the Sponsor (a self-funding employer or insurer) is obligated to pay the Provider, or reimburse the Member. In some cases, the Company may act as a third party administrator for the Sponsor and pay Provider claims from funds provided by the Sponsor for that purpose.

         Under some Programs, each Member pays an annual enrollment fee to the Company for the right to utilize network Providers and receive discounts. In other cases, Sponsors pay an enrollment fee for each Member.

         If the Program has insured or self-funded benefits, the Sponsor determines the products and services that will be covered, how frequently the benefit is available and, subject to local law, whether reimbursement for non-network Provider purchases will be made.

         The Company principally derives revenues from fees paid by or on behalf of Members for enrollment, plan administration and services, and claims administration, and in certain cases also derives revenues from fees paid by Providers when Members purchase eyewear and services.

--------
(1) The pharmaceutical line was sold in December 1992. The Company provided services related to the pharmaceutical program through July 1995.

         The table below sets forth the approximate numbers of Providers and Members enrolled in the Vision Program at the dates indicated:

         Date                       Number of            Number of             Number of
         ----                       Providers              States               Members
                                    ---------              ------               -------
         February 28, 1998          4,394                    47                 676,000
         May 31, 1997               3,220                    48                 385,000
         May 31, 1996               3,332                    48                 396,000

Substantially all of the Providers indicated above are optometrists. The number of Members indicated in the above table are as reported to the Company by Sponsors and may not include eligible spouses and children of Members.

         The Company has entered into arrangements with certain frame manufacturers which enable Providers to obtain frames at prices below wholesale. The Company has a buying group for Providers to seek larger discounts on frames. The Company is billed directly by the frame manufacturers and is responsible for the billing and collection of amounts due from the Providers. The Company receives a discount, in addition to the amount given to the Providers, by the frame manufacturers to pay for the cost of administering the buying group program. Providers are not obligated to purchase from designated suppliers.

Hearing Program

         The Company's hearing program (the "Hearing Program") has been marketed principally as an adjunct to the Vision Program. Revenues from the Hearing Program have not been significant. A Hearing Program Member may obtain a hearing evaluation by a Provider for a reduced fee. In addition, the Member may purchase a hearing aid from a Provider at wholesale cost plus a professional fee or at a discount from the Provider's usual charge, depending on the options selected by the Plan Sponsor. Such benefits are also available to the Member's spouse, children, parents and grandparents.

Dental Program

         The Company establishes and maintains dental Provider networks which it also makes available to Sponsors. Fees charged to Members by Providers are based upon panel fee schedules which the Providers have agreed to accept. Like the Vision Program, the Company's dental program (the "Dental Program") is offered both for Members who are themselves responsible for paying 100% of the costs of their care to their Providers, and for Programs under which the Sponsor assumes the obligation of paying Providers (or reimbursing Members) for the agreed-upon costs of specified care. Revenues from the Dental Program principally are derived in the same manner as in the case of the Vision Program.

         The table below sets forth the approximate number of Providers and Members enrolled in the Dental Program at the dates indicated, as reported to the Company by the Sponsors:


         Date                       Number of               Number of               Number of
         ----                       Providers                 States                 Members
                                    ---------                 ------                 -------
         February 28, 1998            11,045                    50                   129,000
         May 31, 1997                 11,082                    43                   118,000
         May 31, 1996                  3,776                    41                    95,000

Included in the number of Providers in the table above as of February 28, 1998 and May 31, 1997 are 5,726 and 6,180, respectively, who participate in a third party's Provider network. The Company has a network rental agreement which allows Members to utilize the services of the third party's Provider network.

Chiropractic Program

         The Company has developed a program for cost-effective and budgetable delivery of chiropractic services. Members pay reduced fees to the Provider for history and physical examinations, spinal manipulation, non-manual procedures, physiotherapy, acupuncture and additional care. The Company derived its first revenues from the Chiropractic Program in the first quarter of fiscal 1997. Although the Company has not generated significant revenues from the Chiropractic Program, it believes the Program is important because it enables the Company to offer to Sponsors a complete line of ancillary benefits.

Provider Networks

         The Company usually contracts with Providers to provide services simultaneously with the plan Sponsor's development of a membership base in a geographic area; however, some Providers are enlisted in expansion areas where there is little or no membership base. The Programs supplement the practices of Providers by enabling them to obtain additional patients who are Members while allowing Providers to retain their existing practices. Although Members generally pay fees and charges less than those of non-Member patients, the incremental revenues from Member patients can be an important source of revenue to Providers. There can be no assurance that Providers will continue to participate in the Programs even if their participation results in such an increase in revenues since the business derived from the Programs may be less profitable than other aspects of their practices.

         The Company periodically reviews a portion of its Providers. This review includes the use of a patient survey form which is distributed on a random basis by the Company to Members, the investigation of any complaints received from Members and a desk or field audit by a Company auditor to confirm that Members were not charged more than the contracted prices for services and products.

Program Administration and Administration of Claims

         The Company receives fees from Sponsors for program administration services. These fees vary depending upon the type of program involved, the number of card-holding Members in a Sponsor's program, and the extent of claims administration and other administrative services involved.

         When the Company acts as a third party administrator for Programs under which the Sponsor pays for Providers' services, Members obtaining services from Providers present their cards to the Providers, who in certain cases contact the Company to confirm eligibility and, upon performance of services, submit claim forms to the Company. The Company processes the claims, requests funds from the appropriate Sponsors, and forwards payments to the Providers and/or Members from the funds received from Sponsors. Monthly information about the use of the Programs by Members and cost savings is reported to certain Sponsors.

         Although the Company does not believe it would have any liability due to any malpractice on the part of any Provider, the usual form of Provider
Agreement requires each Provider to indemnify the Company against any claim based on the negligence of the Provider in the performance of services for Members. In addition, Providers are required to carry malpractice insurance with limits equal to or greater than their stated required minimums.

Marketing

         The Company markets nationally to potential Sponsors which have or have access to a large number of potential Members. Marketing is done through the efforts of the Company's sales personnel and unaffiliated insurance brokers, general agents and employee benefit consultants compensated on a commission basis. Substantial marketing services are also provided through National Health Enterprises, Inc. ("NHE").

         The Company's sales and marketing personnel market the full range of the Company's products and services. The Company believes that offering a range of products and services in multiple product lines differentiates it from its competitors and enables it to offer a more comprehensive solution to its customers' benefits needs.

         The following customers accounted for more than 10% of the Company's revenues during the periods indicated.

                                                  Nine Months Ended         Year ended        Year ended
                                                  February 28, 1998        May 31, 1997      May 31, 1996
                                                  -----------------        ------------      ------------
           National Insurance Services, Inc.             0%                     6%               27%

           Fraternal Order of Police/
            Department of Corrections
            (Washington, D.C.)                           9%                    15%               13%

           Blue Cross/Blue Shield of Arizona             16%                   17%               12%

           HealthPartners HealthPlan                     37%                   14%                0%

         The Company is substantially dependent on a limited number of customers and would be materially adversely affected by termination of its agreements with such customers.

Competition

         The Company competes for potential Sponsors, Members and Providers, depending on the geographic area or market, with various provider organizations, health maintenance organizations and health care membership programs. Most of these competitors have significantly greater financial, marketing and administrative resources than the Company. The Company believes it has an advantage over its competitors because it is able to offer a full line of ancillary benefits while substantially all of its competitors concentrate on one benefit line.

Regulation

         Certain registration and licensing laws and regulations (including those applicable to third party administrators, preferred provider organizations, franchises and business opportunities) in many states in which the Company operates may have application to various of the Company's programs. In addition, statutes and regulations applicable to insurers and providers, including those relating to fee splitting, referral fees, advertising, patient freedom of choice, provider rights to participate and antidiscrimination in reimbursement, may impact the Company. The Company believes that it is in substantial compliance with such laws and regulations. However, there can be no assurance that changes in enforcement and compliance practices will not occur in the future, or that existing laws and regulations will not be broadened. In any such event, the Company could be required to effect registration in various additional states and/or post substantial fidelity or surety bonds in connection therewith. Alternatively, the Company may be required to alter substantially the services offered by it, modify its contractual arrangements with Sponsors, Providers and Members, be precluded from providing some or all of its services in some states, or be subject to substantial fines or penalties. Any or all of the foregoing consequences could materially adversely affect the Company.

Employees

         As of March 25, 1998, the Company had 39 full-time and 1 part-time employees.

                        PRO FORMA UNAUDITED CONSOLIDATED
                    AVESIS INCORPORATED FINANCIAL STATEMENTS

                            Balance Sheet (Unaudited)
                             As of February 28, 1998

                                                                       Proforma Assuming Exchange
                                                 As         --------------------------------------------------------
ASSETS                                        Reported          25%            50%            75%          100%
                                             -----------    -----------    -----------    -----------    -----------
Current Assets:
   Cash and cash equivalents                 $   797,820    $   797,820    $   797,820    $   797,820    $   797,820
   Receivables, net                              377,399        377,399        377,399        377,399        377,399
   Prepaid expenses and other                    109,916        109,916        109,916        109,916        109,916
                                             -----------    -----------    -----------    -----------    -----------
   Total current assets                        1,285,135      1,285,385      1,285,385      1,285,385      1,285,385
   Property and equipment, net                   423,129        423,129        423,129        423,129        423,129
   Deposits and other assets                     258,296        258,296        258,296        258,296        258,296
                                             -----------    -----------    -----------    -----------    -----------
Total Assets                                 $ 1,966,560    $ 1,966.560    $ 1,966,560    $ 1,966,560    $ 1,966,560
                                             ===========    ===========    ===========    ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                          $   855,424    $   855,424    $   855,424    $   855,424    $   855,424
   Accrued expenses--
      Compensation                                41,196         41,196         41,196         41,196         41,196
      Rent                                        30,158         30,158         30,158         30,158         30,158
      Other                                       23,251         23,251         23,251         23,251         23,251
   Capital lease, short-term                      10,288         10,288         10,288         10,288         10,288
   Notes payable to shareholders                 160,000        160,000        160,000        160,000        160,000
   Deferred income                                16,950         16,950         16,950         16,950         16,950
                                             -----------    -----------    -----------    -----------    -----------
Total current liabilities                      1,137,267      1,137,267      1,137,267      1,137,267      1,137,267
Accrued rent                                      68,544         68,544         68,544         68,544         68,544
Capital lease, long-term                          33,652         33,652         33,652         33,652         33,652
                                             -----------    -----------    -----------    -----------    -----------
Total liabilities                              1,239,463      1,239,463      1,239,463      1,239,463      1,239,463
Shareholders' equity:
Preferred stock $.01 par value,
 authorized 12,000,000 shares
   Series A Shares                                  --              970          1,941          2,912          3,882
   Series 2 Shares                                 3,882          2,912          1,941            970           --
Common Stock of $.01 par value,
authorized 20,000,000 shares;
4,021,126 shares issued and
outstanding                                       40,211         40,211         40,211         40,211         40,211
Additional paid-in capital                     9,929,321      9,929,321      9,929,321      9,929,321      9,929,321
Accumulated deficit                           (9,246,317)    (9,246,317)    (9,246,317)    (9,246,317)    (9,246,317)
                                             -----------    -----------    -----------    -----------    -----------
Net shareholders' equity                         727,097        727,097        727,097        727,097        727,097
                                             -----------    -----------    -----------    -----------    -----------
Total Liabilities and Shareholders' Equity   $ 1,966,560    $ 1,966,560    $ 1,966,560    $ 1,966,560    $ 1,966,560
                                             ===========    ===========    ===========    ===========    ===========
Book Value
   Series A Shares                                  --      $      3.75    $      3.75    $      2.50    $      1.87
   Series 2 Shares                           $      1.87    $      1.25           --             --             --
   Common Stock                                     --             --             --             --             --

Total Net Shareholder Equity                 $   727,097    $   727,097    $   727,097    $   727,097    $   727,097
                                             ===========    ===========    ===========    ===========    ===========

Series 2 Shares Dividend Arrearage             1,921,491      1,441,118        760,746        480,373           --
(as of March 31, 1998)

                               Avesis Incorporated
                      Statements of Operations (Unaudited)
                   For the Nine Months Ended February 28, 1998

                                                                                 Pro Forma Assuming Exchange
                                                      As         -----------------------------------------------------------
                                                   Reported            25%             50%             75%            100%
                                                 -----------     -----------     -----------     -----------     -----------
Service revenues:
      Administration Fees                        $ 4,594,003     $ 4,594,003     $ 4,594,003     $ 4,594,003     $ 4,594,003
      Buying group sales                           1,197,774       1,197,774       1,197,774       1,197,774       1,197,774
      Provider fees                                   86,959          86,959          86,959          86,959          86,959
      Other                                            4,980           4,980           4,980           4,980           4,980
                                                 -----------     -----------     -----------     -----------     -----------
        Total service revenues                     5,883,716       5,883,716       5,883,716       5,883,716       5,883,716

Cost of services                                   4,422,165       4,422,165       4,422,165       4,422,165       4,422,165
                                                 -----------     -----------     -----------     -----------     -----------
      Income from services                         1,461,551       1,461,551       1,461,551       1,461,551       1,461,551

General and administrative                           710,736         710,736         710,736         710,736         710,736
expenses
Selling and marketing expenses                       553,021         553,021         553,021         553,021         553,021
                                                 -----------     -----------     -----------     -----------     -----------

      Income (loss) from operations                  197,794         197,794         197,794         197,794         197,794

Non-operating income (expense):
      Other income (expense)                         (24,980)        (24,980)        (24,980)        (24,980)        (24,980)
      Interest income                                 24,394          24,394          24,394          24,394          24,394
      Interest expense                               (18,920)        (18,920)        (18,920)        (18,920)        (18,920)
                                                 -----------     -----------     -----------     -----------     -----------
        Net non-operating
        income/(expense)                             (19,506)        (19,506)        (19,506)        (19,506)        (19,506)
                                                 -----------     -----------     -----------     -----------     -----------

      Net income (loss)                          $   178,288     $   178,288     $   178,288     $   178,288     $   178,288
                                                 ===========     ===========     ===========     ===========     ===========

Net income (loss) per common                     $     (0.02)    $     (0.01)    $      0.00     $      0.01     $      0.02
Share - Basic*

Net income (loss) per common                     $     (0.02)    $     (0.01)    $      0.00     $      0.01     $      0.02
Share - Diluted*

Weighted average common shares
and equivalents outstanding - Basic                4,088,045       4,088,045       4,088,045       4,088,045       4,088,045


Weighted average common shares
and equivalents outstanding - Diluted              4,113,245       4,113,245       4,113,245       4,113,245       4,113,245

*The earnings per share increase is a result of the difference in dividend amounts between the Series 2 Shares and the Series A Shares.

                               Avesis Incorporated
                      Statements of Operations (Unaudited)
                  For the Three Months Ended February 28, 1998

                                                                   Proforma Assuming Exchange
                                           As        ---------------------------------------------------------
                                        Reported          25%            50%            75%           100%
                                      -----------    -----------    -----------    -----------    -----------
Service revenues:
      Administration Fees             $ 1,675,511    $ 1,675,511    $ 1,675,511    $ 1,675,511    $ 1,675,511
      Buying group sales                  392,165        392,165        392,165        392,165        392,165
      Provider fees                        32,163         32,163         32,163         32,163         32,163
      Other                                 2,373          2,373          2,373          2,373          2,373
                                      -----------    -----------    -----------    -----------    -----------
        Total service revenues          2,102,212      2,102,212      2,102,212      2,102,212      2,102,212


Cost of services                        1,572,476      1,572,476      1,572,476      1,572,476      1,572,476
                                      -----------    -----------    -----------    -----------    -----------
      Income from services                529,736        529,736        529,736        529,736        529,736

General and administrative                252,989        252,989        252,989        252,989        252,989
expenses
Selling and marketing expenses            219,936        219,936        219,936        219,936        219,936
                                      -----------    -----------    -----------    -----------    -----------

      Income (loss) from operations        56,811         56,811         56,811         56,811         56,811

Non-operating income (expense):
      Other income (expense)                 (807)          (807)          (807)          (807)          (807)
      Interest income                       6,976          6,976          6,976          6,976          6,976
      Interest expense                     (3,759)        (3,759)        (3,759)        (3,759)        (3,759)
        Net non-operating
        income/(expense)                    4,024          4,024          4,024          4,024          4,024
                                      -----------    -----------    -----------    -----------    -----------
Net Income                            $    60,835    $    60,835    $    60,835    $    60,835    $    60,835
                                      ===========    ===========    ===========    ===========    ===========

      Net income (loss) per
      common Share - Basic*           $     (0.01)   $      0.00    $      0.00    $      0.00    $      0.01
                                      ===========    ===========    ===========    ===========    ===========

      Net income (loss) per
      common Share - Diluted*         $     (0.01)   $      0.00    $      0.00    $      0.00    $      0.01
                                      ===========    ===========    ===========    ===========    ===========

Weighted average common
shares and equivalents
outstanding - Basic                     4,065,661      4,065,661      4,065,661      4,065,661      4,065,661

Weighted average common
shares and equivalents
outstanding - Diluted                   4,065,661      4,065,661      4,065,661      4,065,661      4,065,661

*The earnings per share increase is a result of the difference in dividend amounts between the Series 2 Shares and the Series A Shares.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Management's Discussion and Analysis For the Third Quarter and Nine Months Ended February 28, 1998 and February 28, 1997, respectively.

         The statements contained in this discussion and analysis regarding management's anticipation of adequacy of cash for continuing operations, adequacy of reserves for claims, sustained viability of the Company and continued positive cash flows constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon assumptions that involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Management's anticipation is based upon assumptions regarding the market in which the Company operates, the level of competition, demand for services, stability of costs, retention of sponsors and cardholders enrolled in the Company's benefit programs, and stability of the regulatory environment. Any of these assumptions could prove inaccurate, and therefore there can be no assurance that the forward-looking information will prove to be accurate.

Results of Operations:
----------------------

         The Company's service revenues were $2,102,212 and $5,883,716 for the quarter and nine months ended February 28, 1998, compared to $1,416,514 and $3,965,818 for the same periods in the prior year, representing an increase of $685,698 (33%) and $1,917,898 (33%), respectively. The increase is principally due to the addition of a vision plan Sponsor who added 130,000 Cardholders during July 1997 and the steady increase of Cardholders in a majority of the Company's existing plans.

         Past and future revenues in all lines of business are directly related to the number of Cardholders enrolled in the Company's benefit programs. However, there may be significant pricing differences to Sponsors depending on whether the benefit is funded in part or whole by the plan Sponsor. A substantial portion of the Company's Cardholder base is derived from a limited number of Sponsors. The Company's four largest sponsors accounted for approximately 83% and 59% of the total administration fee revenue for the quarters ended February 28, 1998 and 1997, respectively.

         The Company's administration fees from vision and hearing programs accounted for $1,412,283 (67%) and $753,868 (53%) of total service revenues for the quarters ended February 28, 1998 and 1997, respectively, and $3,698,152 (63%) and $1,727,865 (44%) of total service revenues for the nine months ended February 28, 1998 and 1997, respectively. There were approximately 676,000 vision and 6,500 hearing cardholders as of February 28, 1998, compared to approximately 366,000 vision and 40,000 hearing cardholders as of February 28, 1997. The increase in vision and hearing revenue during the current quarter and nine months was largely the result of three vision plan Sponsors who increased Cardholders by approximately 300,000. The decrease in hearing cardholders was largely due to the discontinuation of services for one hearing plan Sponsor with approximately 32,000 total cardholders. The loss of hearing cardholders did not have a material impact on total service revenues. The other changes in the number of vision and hearing cardholders were due to Sponsors' employee or Member fluctuations in the normal course of business.

         Vision provider fee revenue declined by $6,722 (17%) and $20,262 (19%) during the quarter and nine months ended February 28, 1998, as compared to the same periods in fiscal 1997 largely due to a modification of the Company's agreements with its Providers in response to competitive pressures. Under the modified agreement, for new Sponsors, the Providers are not required to pay a fee based on gross sales to that Sponsor's Members.

         Administration fees from the Company's dental program accounted for $256,312 (12%) and $245,921 (17%) of total service revenues during the quarters ended February 28, 1998 and 1997, respectively, and $878,548 (15%) and $946,590 (24%) of total service revenues during the nine months ended February 28, 1998 and 1997, respectively. There were approximately 129,000 and 80,000 dental cardholders as of February 28, 1998 and 1997, respectively. The Company's dental program revenue has increased during the current quarter compared to the same period in the prior fiscal year, and the number of dental cardholders has increased. Due to pricing differences among the different plan benefits, as discussed above, revenue did not increase at a rate proportional to the increase of cardholders, which accounted for the decrease in revenue in the current nine-month period. The changes in the number of dental cardholders were due to one new Sponsor and significant increases in two other Sponsors' Members.

         The Company makes available to its vision Providers a buying group program that enables the Provider to order eyeglass frames from the manufacturers at discounts from wholesale costs. These discounted prices are generally lower than a Provider could negotiate individually, due to the large volume of purchases of the buying group. Buying group revenues accounted for $392,165 (19%) and $368,344 (26%) of total service revenues for the quarters ended February 28, 1998 and 1997, respectively, and $1,197,774 (20%) and $1,127,865 (28%) of total service revenues for the nine months ended February 28, 1998 and 1997, respectively.

         Card production activity for non-Company groups was phased out during the quarter ended February 28, 1997, as the historical revenues generated from this activity were not sufficient to justify the resources expended. Revenues resulting from this activity were recorded by the Company as other service revenues.

         Cost of services were  $1,572,476  (75%) and  $1,091,994  (77%) for the quarters ended February 28, 1998 and 1997, respectively, and $4,422,165 (75%) and $2,856,054 (72%) for the nine months ended February 28, 1998 and 1997, respectively. These costs relate to servicing Members, Providers, and Sponsors under the Company's vision, hearing, dental and chiropractic benefit programs as well as the cost of frames that are sold through the Company's buying group program as discussed above. The Company's cost of services for the current fiscal year as compared to the prior fiscal year increased as a percentage of total service revenues due to a shift in product mix from discount to managed care programs which have greater associated costs due to additional customer service and claims payment functions.

         General and administrative expenses were $252,989 (12%) and $250,832 (18%) for the quarters ended February 28, 1998 and 1997, respectively, and $710,736 (12%) and $757,776 (19%) for the nine months ended February 28, 1998 and 1997, respectively. The decrease in general and administrative expenses, as a percentage of total service revenues, in the quarter and nine months ended February 28, 1998, as compared to the same periods in fiscal 1997 is due to a decrease in rent expense resulting from the relocation of the Company's principal office, a decrease in depreciation expense as the Company abandoned a significant portion of software to the start of the current year, and the increase in total service revenues in fiscal 1998.

         Selling and marketing expenses were $219,936 (14%) and $101,340 (7%) for the quarters ended February 28, 1998 and 1997, respectively, and $553,021 (9%) and $392,291 (10%) for the nine months ended February 28, 1998 and 1997, respectively. Selling and marketing expenses include marketing fees, broker commissions, inside sales and marketing salaries and related expenses, travel related to the Company's sales activities and an allocation of other overhead expenses relating to the Company's sales and marketing functions. The increase in expenses during the current period was primarily due to the addition of personnel involved in the Company's sales and marketing activities and the increase of commission expense.

         Other expense of $24,980 for the nine months ended February 28, 1998 includes the write-off of unamortized moving expenses of $25,835 related to the Company's previous relocation of the principal office. The Company capitalized $14,588 of moving expenses, included in deposits and other assets, related to the relocation of the Company's principal office during October 1997, which will be amortized over the five-year life of the current lease agreement.

Liquidity and Capital Resources
-------------------------------

         The Company had cash and cash equivalents of $797,820 as of February 28, 1998, compared to $817,535 as of May 31, 1997. The decrease of $19,715 was due primarily to the Company's financing of the development of new software systems, the purchase of necessary new computer hardware and the retirement of the remaining convertible subordinated debentures outstanding, from cash provided by operations. Current cash on hand and cash provided from operations is expected to allow the Company to sustain operations for at least the next twelve months.

         As of February 28, 1997, the Company had paid approximately $253,000 for software development and related hardware of the projected total of $250,000. The budget overage of approximately $3,000 was a result of additional hardware needs due to the growth of staff. These expenses also would have been incurred on the previous platform and are in the normal course of business. All significant expenses related to the new systems development have been paid as of February 28, 1998. The project is anticipated to be completed and operational by the end of the Company's fiscal year.

         As of February 28, 1998, the Company has $855,424 of Accounts Payable, compared to $516,820 in the prior fiscal year. The increase is predominately due to the increase in reserves for claims of $372,500 to $564,348 as of February 28, 1998, for claim reimbursements to Providers who participate in the managed care programs. The Company believes this reserve is conservative and adequate. The remaining change in Accounts Payable was due to the timing of invoices received in the normal course of business. The Company is current and in good standing with its vendors.

         As of February 28, 1998, the Company had $160,000 of subordinated notes payable to shareholders that were due and paid on March 18, 1998.

                         MARKET AND TRADING INFORMATION

         The Company's Series 2 Shares and Common Stock are quoted in the over-the-counter market and quotations are reported in the "pink sheets" published by the National Quotation Bureau, Inc. and via the National Association of Securities Dealers' Inc. Electronic Bulletin Board. The following table sets forth the high and low bid price for the Company's Series 2 Shares and Common Stock as reported by the National Quotation Bureau, Inc. for fiscal 1998 and each quarterly period during fiscal 1997 and 1996. Such market quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

                                               Series 2 Shares                  Common Stock
                                             -------------------            -------------------

                                             Bid Quotation Range            Bid Quotation Range
                                             -------------------            -------------------

          Fiscal Year 1998                    High          Low            High            Low
          ----------------                    ----          ---            ----            ---
          First Quarter                      $1.25        $1.25           $0.25        $0.1875
          Second Quarter                      1.25         1.00         0.21875        0.15625
          Third Quarter                      1.125       1.0625            0.27         0.1875
          Fourth Quarter (through            1.125        1.125            0.27         0.1875
          April 21, 1998)


          Fiscal Year 1997
          ----------------

          First Quarter                      $2.75        $2.50         $0.6875         $0.375
          Second Quarter                      2.50         1.00          0.4375          0.125
          Third Quarter                       1.00         1.00          0.2188          0.125
          Fourth Quarter                      1.25         1.00            0.25         0.1875


          Fiscal Year 1996
          ----------------

          First Quarter                      $2.75        $2.50          $1.375        $0.9375
          Second Quarter                      2.75         2.75            1.01         0.5625
          Third Quarter                       2.75         2.75            1.00           0.75
          Fourth Quarter                      2.75         2.50           0.875         0.6875

On April 21, 1998, two days prior to the Exchange Offer, the bid and ask price of the Series 2 Shares was $1.125 and $2.625, respectively, and the bid and ask price of the Common Stock was $.1875 and $.28125, respectively. Holders are encouraged to seek more current information.

         The exchange of the Series 2 Shares pursuant to the Exchange Offer will reduce the number of the Series 2 Shares that might otherwise trade publicly and the number of holders of such shares and, depending on the number of shares exchanged, could adversely affect the liquidity and the "pink sheet" market value of remaining shares. At the same time, there is no assurance that any market will develop for the Series A Shares issued pursuant to the Exchange Offer.

                                   PROPERTIES

         As of October 1997, the Company maintains its executive offices at 3724 North Third Street, Suite 300, Phoenix, Arizona 85012, in space leased from an independent party. The lease agreement covers approximately 6,700 usable square feet of space and expires on September 30, 2002.

         Until October 1997 the Company maintained its executive offices at 100 West Clarendon, Suite 2300, Phoenix, Arizona 85013. The lease agreement covers approximately 13,300 usable square feet of space and expires on September 30, 2000. On October 29, 1996 the Company entered into an agreement to sublease approximately 9,090 usable square feet of space through October 1, 1997 and all 13,300 usable square feet thereafter, until the expiration of the Company's lease agreement.

         The Company owns and leases various computer equipment, data processing and other office equipment. The Company believes that its facilities and equipment are maintained in good operating condition and are adequate for the present level of operations.

                                LEGAL PROCEEDINGS

         The Company is currently not a party to any litigation.

Certain Legal Matters; Regulatory Approvals.

         The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Exchange Offer as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance pursuant to the Exchange Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligation under the Exchange Offer to accept for exchange and to exchange Shares is subject to certain conditions.

         The Exchange Offer is not being made to, nor will the Company accept tenders from, holders of the Series 2 Shares in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. The Exchange Offer is being made in the States where all known holders reside, which are the States of Arizona, California, Colorado, Connecticut, Florida, Maryland, New Jersey, New York, and Tennessee. If the Company becomes aware of a holder located in another State, it will make a good faith effort to comply with the applicable securities law of such State and, if compliance is not possible or practicable, the Offer to Exchange will not be open to such person.

                                   MANAGEMENT

         Based upon the Company's records and upon information provided to the Company by its Directors, executive officers and affiliates, neither the Company nor its subsidiary nor, to the best of the Company's knowledge, any of the Directors or executive officers of the Company nor its subsidiary, nor any associates of any of the foregoing, has effected any transaction in the Series 2 Shares during the last 90 days.

         Except as set forth in this Exchange Offer, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, Directors or executive officers or any of the executive officers or Directors of its subsidiary, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Exchange Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loan or option arrangement, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). The Company has retained Richter & Co., Inc. an affiliate of one of the Company's directors, to develop the conceptual idea that led to the Exchange Offer. Under such agreement, Richter & Co., Inc. will not solicit any tenders in the Exchange Offer and will receive $50,000 and 250,000 shares of Common Stock for providing such services to the Company.

         The following information is given as of April 15, 1998 (the "Reporting Date") and concerns beneficial ownership of the Series 2 Shares and Common Stock, and options to acquire such securities, by the Directors and executive officers of the Company and the known holders of 5% or more of either class of security. The following table includes Mr. Alan S. Cohn who will become the Chief Executive Officer of the Company effective June 1, 1998. According to the rules adopted by the Commission, "beneficial ownership" of securities for this purpose is the power to vote them or direct their investment, and includes the right to acquire beneficial ownership within 60 days. Except as otherwise indicated, the listed owners have sole voting and investment power with respect to shares beneficially owned. A total of 388,180 Series 2 Shares were outstanding on the reporting date. A total of 4,021,126 shares of Common Stock, together with options and warrants for an additional 5,290,000 shares of Common Stock (with exercise prices of $.40 to $1.00), were outstanding on that date.

                              Common Stock                         Series 2 Shares             Beneficially Owned
                           -------------------                --------------------------  ----------------------------

                                                    Options                                     Total
                                                     and/or                                    Common          % of
                                                   Warrants                                     Stock        Common
                             Common             for  Common     Series 2                  Beneficially        Stock
                              Stock      % of         Stock    Preferred            % of        Owned  Beneficially
                                        Class                     Shares           Class       (1)(2)         Owned
                           -------------------------------------------------------------------------------------------
William L. Richter,         406,951     10.1%       521,000       47,599           12.3%    1,046,949         14.4%
director(3)

William R. Cohen,            61,117      1.5%       100,000       10,582            2.7%      187,572          2.6%
director

Samuel Oolie, director      220,021      5.5%       100,000       24,023            6.2%      380,079          5.2%

Kenneth L.  Blum,           140,000      3.5%             -        5,000            1.3%      152,500          2.1%
Sr., director (4)

Gerald L. Cohen,            153,359      3.8%       100,000       22,274            5.7%      309,044          4.3%
director

Alan S. Cohn,                50,000      1.2%     1,754,750            -               *    1,804,750         24.8%
effective June 1,
1998 Chief Executive
Officer

Neal A. Kempler, Vice             -         *       255,000            -               *      255,000          3.5%
President

Joel Alperstein,                  -         *       150,000            -               *      150,000          2.1%
Treasurer

Kenneth L. Blum, Jr.         50,000      1.2%     1,764,750            -               *    1,814,750         24.9%
(5)

Benjamin D. Ward (6)        931,888     23.2%             -            -               *      931,888         12.8%

All Directors and         1,031,448     25.6%     2,980,750      109,478           28.2%    4,285,894         59.0%
Executive Officers as
a group  (8 persons)

*        Less than 1.0%
(1) Unless otherwise indicated, the specified persons have sole voting and/or dispositive power as to all of the shares indicated.
(2) Assumes conversion of the Series 2 Shares into Common Stock and the exercise of all options and/or warrants. After the Exchange Offer and assuming the exchange of all Series 2 Shares for Series A shares and the conversion of the Series A Shares into Common Stock, the total Common Stock beneficially owned by the executive officers and directors would be: Mr. Richter, 17.3%, Mr. W. Cohen, 3.3%, Mr. Oolie, 6.9%, Mr. Blum Sr., 2.3%, Mr. G. Cohen, 5.9%, Mr. Cohn, 22.3%, Mr. Kempler, 3.1%,
         Mr. Alperstein, 1.9% and all directors and executive officers as a group 63.0%.
(3) Excludes the 250,000 shares of Common Stock that will be received as a fee for services and excludes 2,500 Series 2 Shares held by spouse as to which beneficial ownership is disclaimed.
(4)      The shares are held by Mr. Blum's spouse.
(5) Kenneth L. Blum, Jr. is the owner of National Health Enterprises, Inc. ("NHE") and as described below, NHE manages substantially all aspects of the Company's business. The Company does not consider Mr. Blum, Jr. to be an executive officer. His business address is 11460 Cronridge Drive, Suite 120, Owings Mills, MD 21117.
(6)      Mr. Ward's address is 4712 North 41st Place, Phoenix, Arizona 85018.

         The Company's directors and executive officers have stated their intention to tender all of their Series 2 Shares subject to the terms and conditions of the Exchange Offer.

Agreements with National Health Enterprises, Inc.("NHE")

         Management Agreement. Effective March 18, 1993, the Company entered into a Management Agreement (the "Management Agreement") with NHE pursuant to which NHE agreed to manage substantially all aspects of the Company's business, subject to certain limitations and the direction of the Company's Board of Directors. NHE is owned by Kenneth L. Blum, Jr., the son of the Company's President and CEO, Kenneth L. Blum, Sr. The Management Agreement provided cash compensation of $220,000 in the first year and $200,000 per year thereafter, as well as options for the purchase of up to 4,400,000 shares of the Company's Common Stock, as described below. The Management Agreement has an initial term of five years, and the Company has the right to extend it for up to two additional two-year periods. In December 1997, the Management Agreement was amended and extended for a five-year period The Management Agreement is terminable by the Company for cause, as defined in the Management Agreement. Pursuant to the Management Agreement, the Company has agreed that it will not, without NHE's consent, issue (i) securities for consideration less than the fair market value thereof; (ii) shares of Common Stock to any director, officer, employee, or affiliate for less than $.40 per share; or (iii) securities to any director, officer, employee, or affiliate except to the extent of 300,000 shares of Common Stock plus options previously issued to such persons.

         The Management Agreement includes certain representations and warranties and limitations on solicitation by NHE of customers and employees of the Company during the term of the Management Agreement and for two years thereafter. The Management Agreement also requires that NHE hold in confidence the Company's confidential information, provides that confidential information developed by NHE shall belong to NHE, and further provides that the Company shall have a nonexclusive, royalty-free, perpetual license to confidential information developed by NHE.

         Stock Option Grant. Effective March 18, 1993, the Company issued 10-year options (the "Options") to NHE for the purchase of up to 4,400,000 shares of the Company's Common Stock, of which Options for the purchase of 1,400,000 shares were exercisable as of the date of grant at an exercise price of $.40 pear share. The remaining Options (an aggregate of 3,000,000 Options) could become exercisable under their original terms at prices ranging from $.40 to $.80 contingent upon achievement of profitability targets. Pursuant to such provisions, Options for the purchase of 500,000 shares became exercisable at $.432 based upon the Company's results for the quarter ended May 31, 1994. Effective December 5, 1994, the Board of Directors approved the vesting of the remaining 2,500,000 of these Options at an exercise price of $.48 per share, and NHE and the Company agreed that the exercise price of the 500,000 Options which had vested at $.432 per share would be increased to $.48 per share. The actions of the Board of Directors were predicated upon the Board's view of the Company's performance relative to the original vesting criteria and other relevant considerations. Options remain exercisable throughout the 10-year term of the Options, except that Options terminate 120 days after termination of the Management Agreement by the Company for cause.

         The Options are transferable only to employees or affiliates of NHE performing substantial services for or on behalf of the Company or to employees of the Company, subject to compliance with applicable law. NHE transferred all of the Options in March 1993, principally to Kenneth L. Blum, Jr., Alan S. Cohn, an employee of NHE, and Frank Cappadora, the Company's President at the time. Effective December 5, 1994, Messrs. Blum, Jr., Cohn and Cappadora transferred an aggregate of 125,000 of the Options exercisable at $.48 per share to Richter & Co., Inc. ("RCI"), a company controlled by William L. Richter, in consideration of services performed and to be performed by RCI on behalf of NHE in connection with NHE's provision of management services to the Company. RCI in turn transferred 50,000 of such Options to William L. Richter effective December 5, 1994. Transferred Options may revert to NHE if a transferee ceases performing substantial services for or on behalf of the Company. Effective January 27, 1997, NHE transferred 200,000 options, which automatically reverted to NHE from Mr. Cappadora, to Neal A. Kempler.

         Stock Purchase. Kenneth L. Blum, Jr. and Alan S. Cohn each acquired 50,000 shares (the "Shares") of the Company's Common Stock on March 18, 1993 for consideration of $.40 per share.

         Registration Rights Agreement. The Company entered into a Registration Rights Agreement (the "Registration Rights Agreement") effective March 18, 1993 with NHE, Mr. Blum, and Mr. Cohn. The Registration Rights Agreement provides two demand registrations with respect to the Shares and the shares issuable pursuant to the Options ("Registrable Securities"). The first demand registration is exercisable at the request of holders of at least 900,000 Registrable Securities after the exercise by NHE and/or its transferees of at least 900,000 Options. The second demand registration is exercisable at the request of holders of at least 1,000,000 Options after completion of a fiscal year in which the Company has Profits of at least $1,000,000. The Registration Rights Agreement also provides piggyback registration rights with respect to registrations in which other selling stockholders are participating. The Company is obligated to pay the offering expenses of each such registration, except for the selling stockholders' pro rata portion of underwriting discounts and commissions. No precise prediction can be made of the effect, if any, that the availability of shares pursuant to registrations under the Registration Rights Agreement will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock pursuant to such registrations could adversely affect prevailing market prices.

         Marketing Agreement. Effective March 18, 1993, the Company and NHE entered into a Marketing Representation Agreement (the "Marketing Agreement") pursuant to which NHE is entitled to receive a commission equal to 7 1/2% of the enrollment fees (as defined) from Sponsor contracts generated by NHE. The Company also agreed to pay NHE commissions equal to 2 1/2% of the enrollment fees from Sponsor contracts with respect to which NHE provides marketing assistance in procuring the contract, but does not itself generate the initial Sponsor contact. The term of the Marketing Agreement is coextensive with that of the Management Agreement. In fiscal 1997 and 1996, the Company paid approximately $65,000 and $85,000, respectively, to NHE under the Marketing Agreement.

Software Development Services

         During fiscal year 1995, the Company contracted with National Computer Services, Inc. ("NCS") to develop software related to the Company's vision, dental and hearing programs. The Company paid approximately $76,000 and $326,000 to NCS for such services during fiscal 1997 and 1996, respectively. Additionally, the Company has contracted with NCS to lease its computer system for approximately $2,500 per month. The Company paid $15,502 and $33,012 of computer lease charges in fiscal 1997 and 1996, respectively. Kenneth L. Blum, Jr., a principal of NHE, is President and stockholder of NCS and the son of Kenneth L. Blum, Sr., the Acting President, CEO and a director of the Company.

         During fiscal 1997, the Company decided to discontinue the programming services being performed related to portions of the computer system not yet placed in service. It was further determined that all of the Company's current systems, which to date have been running on three separate platforms, should be integrated through the use of a PC platform. The Company will continue to use the completed modules developed by NCS until the new system is complete. The capitalized costs related to modules not yet placed in service, $286,069, were expensed in 1997.

                               THE EXCHANGE OFFER

The Exchange Offer

         Upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Letter of Transmittal (including any supplements or amendments), the Company is offering in the Exchange Offer to issue one Series A Share of the Company for each outstanding Series 2 Share.

         This Offer to Exchange and the Letter of Transmittal are first being mailed to holders on or about April 25, 1998.

General

         As of the date of this Offer to Exchange, a total of 388,180 Series 2 Shares are outstanding. The Company shall be deemed to have accepted validly tendered Series 2 Shares in the Exchange Offer when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for tendering holders of Series 2 Shares for the purpose of receiving the Series A Shares from the Company.

         The Series A Shares will be delivered in exchange for Series 2 Shares accepted in the Exchange Offer promptly after acceptance on the Expiration Date. The Company's obligation to accept Series 2 Shares for exchange is subject to the satisfaction of the conditions set forth below under "--Conditions."

         Holders of Series 2 Shares who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Series 2 Shares for Series A Shares pursuant to the Exchange Offer. The Company will pay all charges and expenses, exclusive of certain applicable taxes and brokerage fees, in connection with the Exchange Offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

         The term "Expiration Date" shall mean 5:00 P.M., New York City time, on May 27, 1998, unless the Company extends the Exchange Offer, in which case the term "Expiration Date" shall mean the time on the last date to which the Exchange Offer is extended. References herein to the "last Expiration Date" shall refer to the time on the last date to which the Exchange Offer is extended.

         In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period or on a daily basis.

         The Company expressly reserves the right, in its reasonable discretion, at any time and from time to time, to (i) delay accepting any Series 2 Shares, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Series 2 Shares not previously accepted if any of the conditions set forth herein under " -- Conditions" shall exist or shall have occurred and shall not have been waived or satisfied by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) waive any such condition or amend the terms of the Exchange Offer in any respect. Any such delay in acceptance, extension, termination, amendment or waiver will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose each amendment in a manner reasonably calculated to inform the holders of such amendment and the Company will extend each such amended Exchange Offer for a period which the Company in its discretion deems appropriate, depending upon the significance of the amendment and the manner of disclosure to holders of the Series 2 Shares, if such amended Exchange Offer would otherwise expire during such period. Any such extension shall be in compliance with the applicable rules and regulations of the Securities and Exchange Commission (the "Commission").

         Subject to applicable law (including Rule 13e-4(e)(2) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that material changes be promptly disseminated to holders in a manner reasonably calculated to inform them of such change) and without limiting the manner in which the Company may choose to make a public announcement, if any, of any extension, amendment, waiver or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely press release.

         If, prior to the Expiration Date, the Company should decide to decrease the number of Series 2 Shares being sought or to increase or decrease the consideration being offered in the Exchange Offer and, at the time notice of any such decrease in the number of Series 2 Shares being sought or of such decrease or increase in the consideration being offered is first published, sent or given to holders of such shares, the Exchange Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended at least until the expiration of such ten business day period. For purposes of the Exchange Offer, a "business day" means any day, other than a Saturday, Sunday or federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Dividends on Series 2 Shares

         Holders of Series 2 Shares accepted for exchange will not receive any separate payment in respect of unpaid dividends. As of the date of this Offer to Exchange, the amount of accrued but unpaid dividends on Series 2 Shares is $4.95 per share.

How to Tender in the Exchange Offer

         A holder electing to tender Series 2 Shares in the Exchange Offer should either (i) complete and sign the Letter of Transmittal or a facsimile thereof and mail or otherwise deliver the completed Letter of Transmittal, or such facsimile, together with certificates for Series 2 Shares, and any other required documents to the Exchange Agent at its address set forth on the back cover page of this Offer to Exchange or effect the tender of Series 2 Shares pursuant to the procedure for book-entry transfer as set forth below, or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him.

         The term "holder" with respect to the Series 2 Shares means any person in whose name Series 2 Shares are registered on the books of the Company or any other person who has obtained a properly completed stock power from the registered holder.

         In order for a tender of Series 2 Shares to constitute a valid tender, holders should complete and deliver the Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date.

Tenders -- General

         The tender by a holder of Series 2 Shares pursuant to one of the procedures set forth herein will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         The method of delivery of the Series 2 Shares and Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of each holder. Except as otherwise provided herein, such delivery will be deemed made only when actually received by the Exchange Agent. INSTEAD OF EFFECTING DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO

DOCUMENTS SHOULD BE SENT TO THE COMPANY OR THE TRANSFER AGENT FOR THE SERIES 2 SHARES.

         The Exchange Agent will make a request promptly after the date of this Offer to Exchange to establish accounts with respect to the Series 2 Shares at the Depository Trust Company ("DTC"), referred to as the "Book Entry Transfer Facility" for the purpose of facilitating the Exchange Offer. Any financial institution that is a participant in any of the Book Entry Transfer Facility systems may make book entry delivery of the Series 2 Shares by causing DTC to transfer such Series 2 Shares into the Exchange Agent's account in accordance with such Book Entry Transfer Facility's procedure for such transfer. Although delivery of Series 2 Shares may be effected through book entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its address as set forth on the back cover of this Offer to Exchange prior to 5:00 P.M., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO A BOOK ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         Any beneficial holder whose Series 2 Shares are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Series 2 Shares should contact such registered holder promptly and instruct such registered holder to tender Series 2 Shares on his behalf. If such beneficial holder wishes to tender Series 2 Shares on his own behalf, such beneficial holder must either make appropriate arrangements to register ownership of the Series 2 Shares in such holder's name or obtain a properly completed stock power from the registered holder reflecting the change in ownership. The transfer of record ownership of Series 2 Shares may take considerable time and, depending on when such transfer is requested, may not be accomplished prior to the Expiration Date.

         Signatures on each Letter of Transmittal must be guaranteed unless the Series 2 Shares delivered pursuant thereto are delivered (i) by a registered holder of Series 2 Shares who has not completed the boxes on the Letter of Transmittal entitled "Special Issuance and Delivery Instructions" or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures are required to be guaranteed, such guarantees must be by a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office in the United States (an "Eligible Institution").

         If the Letter of Transmittal is signed by a person other than the registered holder, such certificate(s) must be endorsed or accompanied by appropriate stock powers bearing the signature of the registered holder or holders exactly as the name or names appeared on the certificate(s).

         If the Letter of Transmittal or any other certificates, stock powers or proxies are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance, withdrawal and revocation of tendered Series 2 Shares will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any and all tenders and withdrawals of Series 2 Shares that are not in proper form or the acceptance of which would, in the opinion of the Company or counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Series 2 Shares. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders and withdrawals of Series 2 Shares must be cured within such time as the Company shall determine. Neither the Company nor the Exchange Agent shall be under any duty to give notification of defects in such tenders, withdrawals, deliveries or revocations or shall incur any liability for failure to give such notification. Tenders and withdrawals of Series 2 Shares will not be deemed to have been made until such irregularities have been cured or waived. Any Series 2 Shares received by the Exchange Agent that are not properly tendered or delivered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders of Series 2 Shares unless otherwise provided in the Letter of Transmittal as soon as practicable following the Expiration Date.

         Although it does not expect to do so, in the event the Company should increase the consideration offered for the Series 2 Shares in the Exchange Offer, such increased consideration will be paid to all holders whose Series 2 Shares are accepted in the Exchange Offer, including those Series 2 Shares tendered before the announcement of the increase.

Guaranteed Delivery Procedures

         If a holder of Series 2 Shares desires to tender Series 2 Shares and the certificate(s) representing such shares are not immediately available, or time will not permit such holder's certificate(s) or other required documents to reach the Exchange Agent before 5:00 P.M., New York City time, on the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, a tender may be effected if:

         (a)      the tender is made through an Eligible Institution; and

         (b) prior to 5:00 P.M., New York City time on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of Series 2 Shares and the number of Series 2 Shares to be delivered, stating that the delivery is being made thereby and guaranteeing that within three Nasdaq trading days after the Expiration Date, the certificate(s) representing the Series 2 Shares, the Letter of Transmittal and any other documents required thereby will be deposited by the Eligible Institution with the Exchange Agent; and

         (c) the certificate(s) for all tendered Series 2 Shares, or a confirmation of a book entry transfer of such Series 2 Shares into the Exchange Agent's applicable account at the Book-Entry Transfer Facility as described above, the Letter of Transmittal, and all other documents required thereby are received by the Exchange Agent within three Nasdaq trading days after the Expiration Date.

Withdrawal of Tenders

         Tenders of Series 2 Shares may be withdrawn at any time until the Expiration Date and, if not otherwise accepted for exchange by the Company, at any time after June 19, 1998.

         Any holder of Series 2 Shares who has tendered Series 2 Shares or who succeeds to the record ownership of Series 2 Shares in respect of which such tender previously had been given, may withdraw such Series 2 Shares by delivery of a written notice of withdrawal. To be effective, a written or facsimile transmission notice of withdrawal must (i) be timely received by the Exchange Agent at its address specified on the back cover of this Offer to Exchange before the Expiration Date, (ii) specify the name of the registered holder of the Series 2 Shares to be withdrawn, (iii) contain the certificate number(s) shown on the particular certificate(s) evidencing the Series 2 Shares to be withdrawn and the number of Series 2 Shares to be withdrawn, and (iv) be signed by the registered holder of such Series 2 Shares in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the transfer agent for the Series 2 Shares register the transfer of such Series 2 Shares into the name of the person withdrawing Series 2 Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Series 2 Shares have been tendered (i) by a registered holder of Series 2 Shares who has not completed the boxes on the Letter of Transmittal entitled "Special Issuance and Delivery Instructions" or (ii) for the account of an Eligible Institution. If the Series 2 Shares to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt of written or facsimile transmission notice of withdrawal even if physical release is not yet effected.

         Any Series 2 Shares which have been tendered for exchange but which are not exchanged will be returned to the holder thereof without cost to such holder as soon as practicable following the Expiration Date. Properly withdrawn Series 2 Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described under "--How to Tender in the Exchange Offer."

Conditions

         Notwithstanding any other provisions of the Exchange Offer, the Company shall not be required to accept for exchange or exchange Series 2 Shares tendered pursuant to the Exchange Offer, and may terminate or amend the Exchange Offer and may postpone the acceptance for exchange of, and exchange of, Series 2 Shares tendered, if any time on or after the date of this Offer to Exchange and prior to the acceptance for exchange of Series 2 Shares, any of the following conditions shall occur:

         (a) there shall have been instituted, pending or threatened any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the Exchange Offer, or the acceptance for exchange of, or exchange of, any Series 2 Shares by the Company in exchange for Series A Shares, or seeking to obtain material damages in connection with any transaction contemplated by the Exchange Offer, (ii) seeking to impose or confirm limitations on the ability of any stockholder of the Company or any affiliate of any stockholder of the Company to exercise effectively full rights of ownership of any shares of Common Stock, Series 2 Shares or Series A Shares;
(iii) seeking to require divestiture by any stockholder of the Company or any affiliate of any stockholder of the Company of any shares of Common Stock, Series 2 Shares or Series A Shares; or (iv) that otherwise is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities or prospects of the Company and its subsidiaries taken as a whole;

         (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) the Company or any subsidiary or affiliate of the Company or (ii) any transaction contemplated by the Exchange Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, that is or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

         (c) there shall have occurred any change, condition, event or development that is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities or prospects of the Company and its subsidiaries taken as a whole; or

         (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the Nasdaq National Market or any national securities exchange, (ii) any decline, measured from the date of this Offer to Exchange in the Standard & Poor's 500 Index by an amount in excess of 25%, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States by New York or federal banking authorities, (iv) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the judgment of the Company, might affect, the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or any material escalation thereof, or (vi) in the case of any of the foregoing existing on the date of this Offer to Exchange, a material acceleration or worsening thereof;

which, in the reasonable judgment of the Company in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for exchange or exchange.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

         If any of the conditions listed above is not satisfied, the Company may
(i) refuse to accept any Series 2 Shares and return all tendered Series 2 Shares to exchanging and tendering holders, (ii) extend the Exchange Offer and retain all Series 2 Shares tendered prior to the expiration of the Exchange Offer, subject to withdrawal rights of tendering holders of Series 2 Shares described herein, or (iii) waive or amend certain of such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Series 2 Shares. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver in a manner reasonably calculated to inform holders of Series 2 Shares of such waiver or amendment, and the Company will extend the Exchange Offer for a period which the Company in its discretion deems appropriate, depending on the significance of the waiver or amendment and the manner of disclosure to holders of Series 2 Shares.

Exchange Agent

         Continental Stock Transfer & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance may be directed to the Exchange Agent at its address and telephone number set forth on the Letter of Transmittal.

Fees and Expenses

         The expenses of soliciting tenders of Series 2 Shares will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company, who will not receive additional compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward the material regarding the Exchange Offer to the beneficial owners of Series 2 Shares. The Company will reimburse such forwarding agents for reasonable out-of-pocket expenses incurred by them, but no compensation will be paid for their services. In addition, the Company has retained Richter & Co., Inc. for advisory services. Richter & Co., Inc. is being paid a fee of $50,000 in cash and receiving 250,000 shares of Common Stock for such services that led up to the Exchange Offer, provided that it will not solicit tenders in the Exchange Offer and has not and will not opine on the fairness of the Exchange Offer.

         The total cash expenditures to be incurred by the Company in connection with the Exchange Offer, including printing, accounting and legal fees and the fees and expenses of the Exchange Agent and Richter & Co., Inc., are collectively estimated to be approximately $100,000 and 250,000 shares of Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

General

         The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 12,000,000 shares of Preferred Stock, including 1,000,000 Series 2 Shares, $.01 par value per share. As of the date of this Offer to Exchange, there are issued and outstanding 4,021,126 shares of Common Stock and 388,180 of Series 2 Shares. Options and warrants for an additional 5,290,000 shares of Common Stock are issued and outstanding, with exercise prices of between $0.40 and $1.00 per share.

         Series 2 Shares accepted in the Exchange Offer will have the status of authorized and unissued shares of Preferred Stock, undesignated as to class or series, and may be redesignated and reissued as part of any class or series of Company Preferred Stock. Although the Company does not presently intend to issue any additional Series 2 Shares or Series A Shares, the Company may issue one or more series of Preferred Stock in the future that will have preference over the Common Stock, the Series 2 Shares and/or the Series A Shares with respect to the payment of dividends and upon liquidation, dissolution or winding-up of the Company or otherwise. There is no current intention to issue any shares other than Common Stock.

Common Stock

         Each share of Common Stock has one vote on all matters on which shareholders of the Company are entitled to vote, including the election of directors. Holders of Common Stock are entitled to participate ratably in any distribution of assets to shareholders in liquidation after the payment in full of all preferential amounts to which holders of any class of Preferred Stock are or may be entitled, have no redemption or conversion rights and have no preemptive or other subscription rights.

         The Company has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividend on its Common Stock in the foreseeable future. The Company's policy is to retain earnings for the foreseeable future for reinvestment in its businesses and if possible pay dividends on the Series A Shares. Future dividends, if any, will be declared at the discretion of the Board of Directors.

Preferred Stock - General

         Preferred Stock may be issued by the Board of Directors of the Company from time to time in one or more series for such consideration and with such relative rights and preferences as the Board of Directors may determine. Accordingly, the Board of Directors has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation preferences and conversion rights for any series of Preferred Stock issued. Any Preferred Stock that may be issued in the future could be given voting and conversion rights that could dilute the voting power and equity of holders of Common Stock or then outstanding series of Preferred Stock.

Series 1 Preferred

         The Company previously had a class of Series 1 Preferred Stock which is no longer outstanding and has been canceled and has the status of authorized and unissued shares of Preferred Stock.

Series 2 Shares

         In May 1989, the Company authorized 1,000,000 Series 2 Shares.

         The Series 2 Shares accrue a cumulative quarterly cash dividend at the fixed annual rate of $.90 per share. If declared, such dividends are payable fifteen days after the conclusion of each calendar quarter to holders of record at the conclusion of each calendar quarter. If the Company does not pay all or any part of any such dividends, they will accumulate. No dividends may be paid on Common Stock unless and until all accrued and unpaid dividends have been paid on the Series 2 Shares. No dividends may be paid on the Series 2 Shares unless and until all accrued and unpaid dividends have been paid on the Series A Shares.

         The Series 2 Shares have a liquidation preference which entitles the holders thereof to receive, upon liquidation of the Company, out of the assets thereof , and after distributions on the Series A Shares, the amount of $10 per share plus all accrued and unpaid dividends, before any amounts are distributed to the holders of Common Stock. In addition, each Series 2 Share is convertible at any time at the option of the holder into the number of shares of Common Stock of the Company that results from dividing the conversion price per share in effect at the time of conversion into $10. The initial conversion price is $4.00 per share and will be adjusted for stock splits and combinations, stock dividends, reclassifications, exchanges or substitutions relating to the Company's Common Stock, and any reorganization, merger, consolidation or sale of assets of the Company.

         Under the Certificate of Designation, the Company may redeem Series 2 Shares at any time, in its sole discretion, upon payment of the amount of $10 per share plus all accrued and unpaid dividends.

         The holders of the Series 2 Shares are not entitled to vote, except as required by law. On matters subject to vote by holders of the Series 2 Shares, the holders are entitled to one vote per share.

         The foregoing information regarding the Series 2 Shares is qualified by the information set forth herein regarding such class and the Series A Shares.

Series 3 Preferred

         The Company previously had Series 3 Preferred Stock which is no longer outstanding and has the status of authorized and unissued shares of Preferred Stock.

Series A Shares

         In February, 1998 the Board considered, and then on April 24, 1998, the Company authorized 1,000,000 Series A Shares. The Series A Shares are offered hereby in the Exchange Offer for Series 2 Shares. The Certificate of Designation is attached as an Annex and incorporated herein.

         The Series A Shares pay a cumulative semi-annual cash dividend fixed at the annual rate of $.3375 per share. If declared, the dividend is payable fifteen days after the conclusion of each fiscal six-month period to holders of record at the conclusion of each such period beginning June 1, 1998, i.e., the first dividend, if declared, will be payable on December 15, 1998. No dividends may be paid on Common Stock or Series 2 Shares or any other newly created junior securities unless and until all accumulated accrued and unpaid dividends have been paid on the Series A Shares and until the earlier to occur of (i) all Series A Shares have been redeemed or converted, (ii) any day after May 31, 2005, or (iii) the commencement of any fiscal year after two consecutive fiscal years in which the Company had net income and net cash flow in each year in excess of $1.5 million and the Company's tangible net equity at the end of the second fiscal year is at least $5 million (as determined by the Company's books and records).

         The Series A Shares have a liquidation preference which entitles the holder thereof to receive upon liquidation of the Company out of the assets thereof the amount of $3.75 per share plus all accrued and unpaid dividends, before any amounts are to be distributed to the holders of Series 2 Shares or Common Stock. In addition each share of Series A Shares is convertible any time at the option of the holder of the Series A Shares into 10 shares of Common Stock (to be adjusted for stock splits and combinations, stock dividends, reclassifications, exchanges or substitutions relating to the Company's Common Stock and any reorganization, merger, consolidation or sale of assets of the Company).

         The Company may redeem shares of the Series A Shares at any time, in its sole discretion, in whole or in part, upon the payment of $3.75 per share plus all accrued and unpaid dividends provided that (i) the average closing high bid price of the Common Stock for at least 30 calendar days prior to the date of action of such redemption is equal to or in excess of $.75 per share (as determined by quoted prices on the Nasdaq electronic bulletin board or another exchange or by the good faith determination of the Company if no such market quotation is available) or (ii) such notice of redemption is given after May 31, 2005 or (iii) the commencement of any fiscal year after two consecutive fiscal years in which the Company had net income and net cash flow in each year in excess of $1.5 million and the Company's tangible net equity at the end of the second fiscal year is at least $5 million (as determined by the Company's books and records). The Company reserves the right to include additional conditions in any redemption notice. There is no current intention to redeem Series A Shares.

Reports to Shareholders

         The Company furnishes annual reports to its holders of Common Stock and Preferred Stock containing consolidated financial statements of the Company examined by independent certified public accountants. The Company may distribute other reports as it deems appropriate.

Stock Transfer Agent

         Continental Stock Transfer & Trust Company is the transfer agent for the Common Stock and Series 2 Shares of the Company and will serve as transfer agent for the Series A Shares.

Change in Preference and Priority; Change in Voting Rights; Certain Limitations

         The Series 2 Shares have preference over the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding-up of the Company. If the Exchange Offer is consummated, the Series 2 Shares owned by holders who elect to exchange their shares in the Exchange Offer will be exchanged for Series A Shares with senior rights over the Series 2 Shares outstanding.

         In any liquidation or reorganization of the Company under the United States Bankruptcy Code, the Common Stock, as equity securities of the Company, would not represent bankruptcy claims ranking prior to other equity securities (including the Series 2 Shares) and would rank below all debt claims. All claims by Series A Shares, Series 2 Shares and Common Stock would rank below all debt claims.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         Set forth below is a summary of the material Federal income tax considerations applicable to the Company and to holders whose Series 2 Shares are tendered and accepted in the Exchange Offer if the Exchange Offer is consummated. This summary does not discuss all aspects of Federal income taxation that may be relevant to a particular holder of Series 2 Shares in light of the holder's personal investment circumstances or to certain types of holders of Series 2 Shares subject to special treatment under the Federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and individuals who are not citizens or residents of the United States) and does not discuss any aspect of state, local or foreign taxation. The discussion with respect to exchanging or non-tendering holders is limited to those who have held the Series 2 Shares as "capital assets" and who will hold the Series A Shares as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The summary is based upon laws, regulations, rulings and decisions now in effect and upon proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision.

         THE SUMMARY IS NOT BASED UPON A LEGAL OPINION OF TAX COUNSEL. THE FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER ARE COMPLEX. THE SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. EACH HOLDER OF SERIES 2 SHARES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OFFER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS. THE COMPANY IS NOT REQUESTING A TAX OPINION OR A TAX RULING FROM THE INTERNAL REVENUE SERVICE ("IRS") ON ANY ISSUE CONNECTED WITH THE EXCHANGE OFFER. NO

ASSURANCE CAN BE GIVEN THAT THE IRS WOULD AGREE WITH ANY OF THE TAX CONSEQUENCES DESCRIBED HEREIN.

         The Company believes that an exchange of Series 2 Shares for Series A Shares will constitute a tax-free recapitalization under the Code. However, there can be no assurance that the IRS will not contend that the exchange is a taxable transaction because the Series A Shares (but not the Series 2 Shares) are nonqualified preferred stock. The Series A Shares would be nonqualified preferred stock if, as of the issue date of such shares, it was more likely than not that the Company would exercise its redemption rights with respect to such shares. The Company believes that it would be treated other than as being more likely than not to exercise its redemption rights and that the Series A Shares will not be nonqualified preferred stock. However, because of the inherently factual nature of such a determination, the tax consequences of both characterizations are described below.

Exchange of Series 2 Shares for Series A Shares -- If the Exchange is a Tax-free Recapitalization

         General. An exchange of Series 2 Shares for Series A Shares pursuant to the Exchange Offer will constitute a recapitalization under Section 368(a)(1)(E) of the Code. A holder who exchanges Series 2 Shares for Series A Shares will not recognize any gain or loss on the exchange. The Series A Shares received by such a holder will have an initial tax basis equal to the adjusted tax basis of the Series 2 Shares exchanged therefor. The Series A Shares will have a holding period that includes the period during which the holder held the Series 2 Shares exchanged therefor.

         Section 306 Stock. As a result of the Exchange Offer, the IRS may contend that the Series A Shares are "Section 306 Stock" under Section 306 of the Code. Subject to numerous exceptions discussed below, Section 306 Stock includes preferred stock issued in a recapitalization. Because the exceptions are subjective and due to a lack of definitive guidance from the IRS, no assurance can be given that the Series A shares will not be Section 306 Stock.

         If the Series A Shares were Section 306 Stock, a holder could recognize
(i) ordinary income on the subsequent sale or disposition (other than a redemption) of the Series A Shares or (ii) a dividend on the subsequent redemption of the Series A Shares. If the Series A Shares were Section 306 Stock, in the event of a sale or disposition (other than a redemption), the amount received would be treated (i) as ordinary income to the extent of the Series A Share's pro rata portion of the Company's accumulated earnings and profits or its earnings and profits for the year in which the Series A Shares are issued, (ii) then as a recovery of basis, and (iii) finally as gain from a sale or exchange. If the Series A Shares are issued in the fiscal year ending May 31, 1998, it is estimated by the Company that the pro rata portion of such earnings and profits would be approximately between $.60 to $1.00 per Series A Share. If the Series A Shares were Section 306 Stock and were subsequently redeemed by the Company, the amount received would be treated (i) as a dividend to the extent of the Series A Share's pro rata portion of the current or accumulated earnings and profits of the Company as of the year of redemption,
(ii) then as a recovery of basis, and (iii) finally as gain from a sale or exchange. Loss would not be recognized on the sale, redemption or other disposition of Section 306 Stock. Rather, any unrecovered basis would probably be reallocated to any remaining Series A Shares or Common Stock held by the selling or redeeming shareholder.

         There are a number of complicated exceptions to the Section 306 rules. Preferred stock issued in connection with the recapitalization is not Section 306 Stock if the recapitalization and the subsequent disposition or redemption do not have as one of their principal purposes the avoidance of federal income tax. Although the Company believes that the Exchange Offer does not have as a principal purpose the avoidance of federal income tax, there is no assurance that the IRS could not successfully contend that such a purpose exists in connection with either the distribution or the subsequent disposition or redemption. In addition, the Series A Shares would not be Section 306 Stock if the payment of cash in lieu of the distribution of the Series A Shares would not have been treated as a dividend, in whole or in part. Therefore, a holder of Series 2 Shares that exchanges all of the holder's Series 2 Shares for Series A Shares and who does not own, directly or indirectly by attribution, other Series 2 Shares that are not exchanged or any Common Stock of the Company, will not receive Section 306 Stock in the Exchange Offer. It is also possible, although not certain, that a holder of Series 2 Shares who owns, directly or indirectly by attribution, only a small minority interest in the Company's stock and who does not exercise any control over the operations of the Company would not receive Section 306 Stock in the exchange. Finally, even if the Series A Shares were to constitute Section 306 Stock, Section 306 would not apply to a subsequent disposition if the Series A Shares were disposed of in a transaction which constituted a complete termination of the holder's interest in the Company. A complete termination would require the disposition of all of the Series A Shares and all of the other stock of the Company owned, directly or indirectly by attribution, by the holder.

         If the Series A Shares were Section 306 Stock, any shares received on the conversion of the Series A Shares into Common Stock would be treated as
Section 306 Stock.

         Attribution of Ownership of Shares. Section 318 of the Code contains a complex set of rules which attribute to a holder of shares in the Company those Company shares held by (i) family members, (ii) partnerships in which the holder is a partner, (iii) estates and trusts in which the holder is a beneficiary, and
(iv) certain corporations in which the holder is also a shareholder. If a holder were to dispose of Section 306 Stock in a transaction intended to qualify as a complete termination of the shareholder's interest in the Company but shares owned by others were still treated as owned by the holder due to the attribution rules, under certain limited circumstances the holder could avoid the attribution of the ownership of shares of family members (but not others) by filing a waiver with the IRS.

Exchange of Series 2 Shares for Series A Shares -- If the Nonqualified Preferred Stock Rules Apply

         Nonqualified Preferred Stock. The Company has the right, but not the obligation, to redeem the Series A Shares under certain circumstances. If, as of the issue date of the Series A Shares, the Company were more likely than not to exercise those rights, the Series A Shares would constitute "nonqualified preferred stock." The Company has no present intention to exercise those rights and believes that it would be treated other than as being more likely than not to exercise those rights. Nevertheless, the IRS may contend that, as of the issue date of the Series A Shares, it is more likely than not that the Company will exercise those rights and that, therefore, the Series A Shares are nonqualified preferred stock. If the Series A Shares were nonqualified preferred stock, then unless the Series 2 Shares were also nonqualified preferred stock, the exchange would not be a tax-free exchange. (Even if the Series A Shares were nonqualified preferred stock, if the Series 2 Shares were also nonqualified preferred stock, then the exchange would be a tax-free recapitalization as described above. The Series 2 Shares would be nonqualified preferred stock if as of the issue date of the Series 2 Shares the Company was more likely than not to exercise its redemption rights.) The exchange by a holder of Series 2 Shares who exchanges all of the holder's Series 2 Shares and who does not own, directly or indirectly pursuant to the attribution rules discussed above, other Series 2 Shares or any Common Stock of the Company would be treated as a sale on which gain or loss would be recognized. It is also possible, although not certain, that a holder of Series 2 Shares who owns, directly or indirectly by attribution, only a small minority interest in the Company's stock and does not exercise any control over the operations of the Company would also receive sale treatment in the exchange. Gain, if any, would be a capital gain. Loss, if any, would be a capital loss. In the case of an individual, the capital loss deduction is limited to the individual's capital gains plus $3,000 of ordinary income. The balance of any capital loss incurred by an individual may be carried forward until it is utilized as described in the preceding sentence. Holders of Series 2 Shares who own, directly or indirectly by attribution, more than a minority interest in the Company's stock or who exercise control over the operations of the Company could receive dividend treatment (i.e., ordinary income treatment) to the extent of their ratable shares of the Company's earnings and profits and would not recognize gain or loss. It is not clear what would happen to the basis of the Series 2 Shares of a holder described in the immediately preceding sentence. Possibly the basis would be reattributed to other Company shares owned directly by the holder or, if there were no other Company shares owned directly by the holder, reattributed to shares owned indirectly by the holder, or, perhaps, lost.

         Other Consequences of Nonqualified Preferred Stock Rules. If gain or loss were recognized under the nonqualified preferred stock rules, the Series A Shares would not be Section 306 Stock, the Series A Shares would have an initial basis equal to their fair market value as of the Expiration Date, and the holding period of such shares would start on that date.

Treatment of Non-exchanging Holders

         The Exchange Offer will not result in the recognition of income, gain or loss to holders of Series 2 Shares who do not participate in the Exchange Offer, and such Series 2 Shares will not be treated as Section 306 Stock.


Tax Consequences to The Company

         Section 382 of the Code limits the use of net operating loss carryovers by a corporation that has been subject to an "ownership change." The taxable income of such a corporation which is available for offset by pre-ownership change net operating loss carryovers is limited each year to the long term tax-exempt rate (published monthly by the Internal Revenue Service) multiplied by the value of the equity of the corporation on the date immediately preceding an ownership change. Similar limitations apply in respect of carryovers of other beneficial tax attributes. The Company believes that an ownership change will not occur as a result of the Exchange Offer and that it will therefore have full utilization of its existing net operating loss carryovers to offset future taxable income.

                             ADDITIONAL INFORMATION

         The Company has filed a Schedule 13E-4 Issuer Tender Offer Statement (the "Schedule 13E-4") with the Commission with respect to the Exchange Offer. As permitted by the rules and regulations of the Commission, this Offer to Exchange omits certain information and exhibits contained in the Schedule 13E-4. Such additional information and exhibits can be inspected at and obtained from the Commission in the manner set forth below or from the Company at no cost. For further information with respect to the securities offered hereby and the Company, reference is made to the Schedule 13E-4 and the exhibits thereto. Statements contained in this Offer to Exchange as to the terms of any contract or other document are not necessarily complete, and, in each case, reference is made to the copy of each such contract or other document that has been filed as an exhibit to the Schedule 13E-4, each such statement being qualified in all respects by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files periodic reports and other information with the Commission. Such reports and other information filed with the Commission, as well as the Schedule 13E-4, can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Copies of the Certificate of Designation and the Indenture may also be obtained from the Company upon request to the Company at its principal executive offices.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's 1997 Form 10-KSB and the Company's February 28, 1998 Form 10-QSB previously filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Offer to Exchange and made a part hereof. A copy of the Form 10-KSB is enclosed herewith as Annex B and is being sent to all shareholders.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Exchange of which it is a part to the extent that a statement contained herein modifies, supersedes or replaces such statement. Any statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange.

                                     ANNEX A


                       Certificate of Designation for the
                                 Series A Shares

                Class A, Senior Nonvoting Cumulative Convertible
                            Preferred Stock, Series A
                                       of
                               Avesis Incorporated

                            STATEMENT OF DESIGNATION

                ------------------------------------------------


         Introduction. Each share of Class A, Senior Nonvoting Cumulative Convertible Preferred Stock, Series A ("Series A Shares") of Avesis Incorporated (the "Company") shall be governed by the preferences, privileges, voting powers, restrictions and qualifications set forth herein.

         Part 1.           Par Value.

         Each of the Series A Shares shall have a par value of $.01 per share.

         Part 2.           Dividends.

         2A. General Obligation. Holders of the Company's Series A Shares (the "Stockholders") shall be entitled to receive, when and as declared by the Company's board of directors (the "Board of Directors"), out of the funds of the Company legally available therefor, semi-annual cash dividends at the annual rate of thirty three and 75/100 cents ($.3375) per share and any such payment shall be rounded to the nearest cent. Dividends accrued through the last day of each semi-annual period shall be payable to holders of record on the last day of such semi-annual period (the "Record Date") not later than fifteen days after the Record Date, commencing June 1, 1998 provided the first "Dividend Payment Date" shall be December 15, 1998. Each date on which dividends are payable hereunder shall be referred to herein as a "Dividend Payment Date." Cash dividends on the Series A Shares shall accrue and shall be cumulative from the date of the original issue of each Series A Share. The dividends shall accrue whether or not declared and whether or not there are profits, surplus or other funds legally available for payment of dividends.

         2B.  Distribution of Partial  Dividend  Payments.  No provision in this
Part 2 shall be deemed to preclude the Company from paying a dividend of less than the semi-annual dividend set forth in subpart 2A hereof on any Dividend Payment Date, provided that any partial payment is paid pro rata to all holders of the Series A Shares based on the number of shares held, and further provided that the balance of the unpaid dividend accrues and is cumulative.

         2C. Preference upon Distribution of Dividend Payment. Until the earlier of (i) as long any Series A Share remains outstanding, (ii) any date after May 31, 2005 or (iii) the first date of any new fiscal year after two consecutive fiscal years in which the Company had net income and net cash flow in each year in excess of $1.5 million and the Company's tangible net equity amount at the end of the second year is at least $5 million, the Company shall not declare or pay any dividend, whether in cash or other property (other than in shares of stock junior to the Series A Shares in the payment of dividends), on the Company's Class A, Nonvoting Cumulative Convertible Preferred Stock, Series 2, par value $.01 (the "Series 2 Shares") or the common stock of the Company, par value $.01 per share (the "Common Stock"), or any other stock of the Company junior to or in parity with the Series A Shares in the payment of dividends and thereafter shall not pay dividends on such classes, unless the full dividends on the Series A Shares for all past dividend periods and the then current dividend period shall have been paid or declared and a sum set aside for payment therefor. Accumulations of dividends on the Series A Shares shall not bear interest.

         Part 3.           Redemption At The Option Of The Company.

         3A. Redemption Price. The Series A Shares may be redeemed by the Company, in whole or in part, without premium, at the option of the Company upon resolution of the Board of Directors, at any time or from time to time at the price of Three Dollars and 75 Cents ($3.75) per share, together in each case with accrued and unpaid dividends to the date set for redemption, whether or not declared, provided one of the following events has occurred: (i) the Common Stock is then quoted at $.75 or more (based on the highest closing bid price) over a 30 day average period prior to the redemption notice, if listed on an exchange or quoted on the Nasdaq bulletin board or another market or exchange or, if not quoted or listed on an exchange, then valued by the Board of Directors in their good faith judgment at $.75 or more per share (with the $.75 price subject to adjustment in accordance with the provisions of Section 7B-F) (the "Redemption Price"), (ii) any time after May 31, 2005, or (iii) the commencement of any fiscal year after two consecutive fiscal years in which the Company had net income and net cash flow in each year in excess of $1.5 million and the Company's tangible net equity at the end of the second fiscal year is at least $5 million (as shown by the books and records of the Company).

         3B. Partial Redemption Allowed. If less than all Series A Shares outstanding are to be redeemed at any one time pursuant to this Part 3, the Company shall effect the redemption in its discretion among all the holders of the Series A Shares as determined by the Board of Directors.

         3C. Notice of Redemption. Not less than thirty (30) nor more than sixty
(60) days prior to the date fixed for redemption of the Series A Shares, a notice specifying the time and place for redemption shall be given by first class mail, postage prepaid, to the Stockholders of record on a date designated by the Company at their respective addresses as the same appear on the record books of the Company. The notice of redemption, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Stockholder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to any Stockholder shall not affect the validity of the proceedings for the redemption of Series A Shares held by any other Stockholder. The Company may include additional conditions or terms in any notice of redemption.

         3D. Reissuance of Redeemed Stock. All Series A Shares redeemed pursuant to this Part 3 shall assume the status of authorized but unissued shares of preferred stock, subject to reissuance by the Company as shares of any class or series of preferred stock.

         Part 4.           Voting Rights.

         The holders of the Series A Shares shall not be entitled to vote on any matter, except as otherwise required by law.

         Part 5.           Liquidation Preference.

         In the event of the liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, the rights, powers and preferences, and the qualifications, restrictions and limitations of the Series A Shares shall be as follows:

                  (A) The holders of the Series A Shares shall be entitled to receive out of the assets of the Company, except as otherwise hereinafter provided, before any assets of the Company shall be distributed among or paid over to the holders of the Series 2 Shares or the Common Stock of the Company or any other junior securities, the amount of Three Dollars and Seventy Five Cents ($3.75) per share, plus an amount equal to all dividends accrued thereon and unpaid to the date of final distribution, whether or not earned or declared. Holders of the Series A Shares shall not receive any payments upon the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, except as set forth above.

                  (B) If the assets of the Company are not sufficient to provide to the holders of Series A Shares the full payment specified in subpart (A) above (the "liquidation preference" of each share of Series A Shares) and to the holders of any other series of preferred stock having liquidation rights in parity with the Series A Shares the full payment specified for the series upon liquidation, dissolution or winding up as provided by the Board of Directors in connection with the creation of the series (the "liquidation preference" of each share of the series of preferred stock), then the assets of the Company shall be distributed to the holders of all such series of preferred stock according to their respective liquidation preferences, and the distribution shall be pro rata to the Stockholders within such series based upon the number of shares of each series owned.

                  (C) Neither the merger nor the consolidation of the Company with or into another corporation, nor the merger or consolidation of any other corporation with or into the Company, nor the sale, lease or conveyance of all or part of assets of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Part 5.

         Part 6.           Additional Notice Provisions.

         6A. Special Occurrences. Except as otherwise provided in this Statement of Designation, in case:

                  (1) the Company shall propose to pay any dividend in stock upon its Common Stock or to make any other distribution, other than cash dividends, to the holders of its Common Stock; or

                  (2) the Company shall propose to offer to the holders of its Common Stock rights to subscribe to any additional shares, including but not limited to additional shares of Series A Shares, of any class or any other rights or options; or

                  (3) the Company shall propose to effect any reclassification of its Common Stock or to effect any capital reorganization, or shall propose to consolidate with or merge into another corporation, or to sell, transfer or otherwise dispose of all or substantially all of its property, assets or business; or

                  (4) the Company shall propose to liquidate, dissolve or wind up its business affairs;

then in each such case, the Company shall mail to the holders of the Series A Shares at their respective addresses then appearing on the record books of the Company (a) at least 10 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights and (b) in the case of any reclassification, reorganization, consolidation, merger, sale, disposition, liquidation, dissolution or winding up, at least 10 days' prior written notice of the date or the estimated date when the same shall take place. The notice in accordance with the foregoing clause (a) shall also specify, in the case of any dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and the notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, sale, disposition, liquidation, dissolution or winding up, as the case may be.

         6B. Inapplicable to Employment-Related Shares or Dividend Reinvestment Plans. The notice required by subpart Part 6A hereof shall not be applicable to shares or rights issued to any person in connection with his employment nor to shares issued in accordance with any present or future dividend reinvestment plan.

         6C. Defects in Notice. The notice required by subpart 6A shall be mailed by first class mail, postage prepaid, and, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Stockholder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to any Stockholder shall not affect the validity of the actions described in subpart 6A with respect to any other Stockholder.

         Part 7.           Conversion.

         Each Series A Share may be converted at any time, at the option of the holder thereof, into shares of Common Stock of the Company, on the terms and conditions set forth in this Part 7.

         7A. Conversion Ratio. Series A Shares shall initially be convertible into 10 shares of Common Stock (the "Conversion Ratio"), which is subject to adjustment as provided herein.

         7B. Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the original issue date of the Series A Shares effect a subdivision of the outstanding Common Stock, the Conversion Ratio then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company shall at any time or from time to time after the original issue date of the Series A Shares combine the outstanding shares of Common Stock, the Conversion Ratio then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subpart 7B shall become effective at the close of business on the date the subdivision or combination becomes effective.

         7C. Adjustment for Certain Dividends and Distributions. If the Company at any time, or from time to time after the original issue date for the Series A Shares shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Ratio for the Series A Shares then in effect shall be decreased as of the time of the issuance or, in the event such a record date shall have been fixed, as of the close of business on the record date, by multiplying the Conversion Ratio for the Series A Shares then in effect by a fraction: (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of the issuance or the close of business on the record date, and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of the issuance or the close of business on the record date, plus the number of shares of Common Stock issuable in payment of the dividend or distribution; provided, however, if the record date shall have been fixed and the dividend is not fully paid or if the distribution is not fully made on the date fixed therefor, the Conversion Ratio for the Series A Shares shall be recomputed accordingly as of the close of business on the record date and thereafter the Conversion Ratio for the Series A Shares shall be adjusted pursuant to this subpart 7C as of the time of actual payment of the dividend or distribution.

         7D. Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the original issue date for the Series A Shares shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series A Shares shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had their Series A Shares been converted into Common Stock on the date of the event and had thereafter, during the period from the date of the event to and including the Conversion Date, retained the securities receivable by them as aforesaid during the period giving application to all adjustments called for during the period, under this Part 7 with respect to the rights of the holders of the Series A Shares.

         7E. Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Shares shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Part 7), then and in each such event the holder of each share of Series A Shares shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which the Series A Shares might have been converted immediately prior to the reorganization, reclassification, or change, all subject to further adjustment as provided for herein.

         7F. Reorganization, Mergers, Consolidations, or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Part 7) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person (other than to a wholly owned subsidiary of the Company) then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Series A Shares shall thereafter be entitled to receive upon conversion of the Series A Shares, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Part 7 with respect to the reorganization, merger, consolidation, or sale to the end that the provisions of this Part 7 (including adjustment of the Conversion Ratio then in effect and the number of shares purchasable upon conversion of the Series A Shares) shall be applicable after that event as nearly equivalent as may be practicable.

         7G. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Board.

         7H. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A

Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Shares, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Shares, the Company will take all corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to a number of shares that shall be sufficient for such purpose.

         7I. Payment of Taxes. The Company will pay all transfer or stamp taxes that may be imposed in respect of the issuance or delivery of shares of Common Stock upon conversion of Series A Shares except as set forth in Section 7J hereof.

         7J. Mechanics of Conversion. The holder of any Series A Shares may exercise the holder's option to convert such shares into shares of Common Stock by surrendering for conversion to the Company, at its principal office or at such other office or agency maintained by the Company for that purpose, a certificate or certificates representing the Series A Shares to be converted accompanied by a written notice stating that the holder elects to convert all or a specified whole number of the holder's shares in accordance with the provisions of this Part 7 and specifying the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. If the notice specifies a name or names other than that of the holder, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and in any event within fifteen (15) business days after the surrender of the certificates and the receipt of the notice relating thereto and, if applicable, payment of all transfer taxes, the Company shall deliver or cause to be delivered (a) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock of the Company to which the holder of the Series A Shares so converted shall be entitled and (b) if less than the full number of the Series A Shares evidenced by the surrendered certificate or certificates is converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of giving of notice and of surrender of the certificate or certificates representing the Series A Shares to be converted so that the rights of the holder thereof shall cease except for the right to receive Common Stock of the Company in accordance herewith, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock of the Company at such time.

         7K. Conversion and Redemption. Series A Shares may not be converted after the close of business on the third business day preceding the date fixed for redemption of such shares pursuant to Part 3 hereof.

         7L. Conversion and Dividends. Upon conversion of the Series A Shares, the holder thereof shall not be entitled to receive any accumulated, accrued or unpaid dividends in respect of the shares so converted, provided that the holder shall be entitled to receive any dividends on such Series A Shares declared prior to such conversion if such holder held such shares on the record date fixed for the determination of holders of the Series A Shares entitled to receive payment of such dividend.

         Part 8.           Replacement.

         Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company or, in the case of any such mutilation upon surrender of the certificate, the Company shall (at its expense) execute and deliver in lieu of the certificate a new certificate of like kind representing the number of Series A Shares represented by the lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Shares represented by the new certificate from the date to which dividends have been fully paid on the lost, stolen, destroyed or mutilated certificate.

         Part 9.           Amendment and Waiver.

         No amendment, modification or waiver shall be binding or effective with respect to any provision without the affirmative vote of the holders of a majority of the then outstanding Series A Shares or the prior written consent of the holders of a majority of the then outstanding Series A Shares at the time such action is taken; provided that no change in the terms hereof may be accomplished by merger or consolidation of the Company with another corporation unless first approved by an affirmative vote of the holders of a majority of the then outstanding Series A Shares or unless the Company has obtained the prior written consent of the holders of a majority of the then outstanding Series A Shares.

         Part 10. Other Rights.

         Subject to all of the rights of the Series A Shares, dividends may be paid on the Common Stock of the Company, as and when declared by the Board of Directors, out of any funds of the Company legally available for the payment of such dividends.

         Part 11. Registration of Transfer.

         The Company shall keep a register for the registration of Series A Shares at its principal office or at another office or agency maintained by the Company for such purpose. Upon the surrender of any certificate representing Series A Shares at such place and the payment of any applicable transfer tax by the surrendering holder, the Company shall, at the request of the record holder of the certificate, cause to be executed and delivered (at the Company's expense, except for the aforementioned transfer tax) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series A Shares represented by the surrendered certificate. Each new certificate shall be registered in the name and shall represent the number of Series A Shares as is requested by the holder of the surrendered certificate and shall be substantially identical to the surrendered certificate, and dividends shall accrue on the Series A Shares represented by the new certificate from the date to which dividends have been fully paid on the Series A Shares represented by the surrendered certificate.

                                    ANNEX B
         Form 10-KSB for year ended May 31, 1997 (separately delivered)






                                      B-1